As filed with the Securities and Exchange Commission on June 28, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

Form F-10

Titan Medical Inc.
(Exact name of registrant as specified in its charter)

Ontario, Canada
(Province or other jurisdiction of incorporation or organization)

3841
(Primary Standard Industrial Classification Code Number, if applicable)

98-0663504
(I.R.S. Employer Identification No., if applicable)

170 University Avenue, Suite
1000 Toronto, Ontario M5H 3B3
Canada
Tel: (416) 548-7522
(Address and telephone number of Registrant's principal executive offices)

CT Corporation System
1015 15th Street N.W., Suite 1000
Washington, DC 20005
(202) 572-3100
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Stephen Randall	Richard Raymer	Manoj Pundit
Titan Medical Inc.	James Guttman	Borden Ladner Gervais LLP
170 University Avenue, Suite 1000	Dorsey & Whitney LLP	Bay Adelaide Centre, East Tower
Toronto, Ontario M5H 3B3	TD Canada Trust Tower	22 Adelaide St W
Canada	Brookfield Place, 161 Bay Street, Suite 4310	Toronto, Ontario M5H 4E3
Tel: (416) 548-7522	Toronto, Ontario M5J 2S1	Canada
	Canada	Tel: (416) 367-6577
Tel: (416) 367-7376

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ]	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	[X]	at some future date (check the appropriate box below):

1.	[ ]	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	[ ]

pursuant to Rule 467(b) on (      ) at (     ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (      ).

3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[X]	after the filing of the next amendment to this Form (if preliminary material is being filed).

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Proposed
Maximum
	Aggregate	Amount of
Title of Each Class of Securities	Offering	Registration
to be Registered	Price(1)(2)	Fee(3)
Units, each unit consisting of one Common Share and a Warrant to purchase a Common Share at $[•] per Common Share
Common Share included as part of the Unit(4)
Warrant included as part of the Unit(4)(5)
Common Shares underlying Warrant(4)
Broker Warrants(4)(5)
Common Shares underlying Broker Warrants(4)
Total	$25,000,000	$3,112.50

(1)

U.S. dollar amounts are calculated based on the maximum aggregate offering price of CDN$33,270,000 converted to U.S. dollars based on the average daily rate of exchange, as quoted by the Bank of Canada, which was CDN$1.00 = U.S. $0.7515 on June 27, 2018.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Act”). Also includes the offering price of additional securities that the agents have the option to purchase or receive as compensation.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of all securities being registered.

(4)

Pursuant to Rule 416 under the Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(5)	No separate fee is required pursuant to Rule 457(g) under the Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended (the "Act") or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JUNE 28, 2018

PRELIMINARY SHORT FORM PROSPECTUS

New Issue	June 28, 2018

TITAN MEDICAL INC.

Minimum: CDN $[•] ([•] Units)

Maximum: CDN $[•] ([•] Units)

Price: CDN $[•] per Unit

Titan Medical Inc. (the “Company” or “Titan” or “we” or “our”) is hereby qualifying for distribution a minimum (the “Minimum Offering”) of [•] units of the Company (the “Units”) and a maximum (the “Maximum Offering”) of [•] Units, at a price of CDN $[•] per Unit (the “Offering Price”). Each Unit consists of one common share of the Company (an “Offered Share”) and one common share purchase warrant of the Company (a “Warrant”). Each Warrant entitles the holder thereof to purchase one common share of the Company (a “Warrant Share”) at an exercise price of CDN $[•] per Warrant Share, subject to adjustment, at any time until 5:00 p.m. (Toronto time) on the date that is [•] months after the first Closing Date (as defined herein) of the Offering (as defined herein) (the “Warrant Expiry Time”). The Units will immediately separate into Offered Shares and Warrants upon issuance. The distribution of the Units and the Broker Warrants (as defined herein) qualified by this short form prospectus is referred to herein as the “Offering”. See “Description of Offered Securities”.

The outstanding common shares of Titan (“Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “TMD” and on the NASDAQ Capital Market (“NASDAQ”) under the symbol “TMDI”. On June 27, 2018, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX was CDN $ 7.78 and the closing price of the Common Shares on NASDAQ was U.S. $ 5.90. The Company intends to apply to the TSX and to NASDAQ to list the Offered Shares, the Warrant Shares and the Broker Warrant Shares (as defined herein) distributed under this short form prospectus on the TSX and NASDAQ, respectively. Listing will be subject to the Company fulfilling all of the listing requirements of the TSX and NASDAQ, respectively. There can be no assurance that the securities offered pursuant to this short form prospectus will be accepted for listing on the TSX or the NASDAQ. The Company has not applied and does not intend to apply to list the Warrants on any securities exchange. There will be no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased in the Offering. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation. See “Risk Factors”.

The Offering Price was determined by negotiation between the Company and Bloom Burton Securities Inc. (the “Agent”). Pursuant to the terms of an agency agreement (the “Agency Agreement”) to be entered into between the Company and the Agent, the Units will be issued and sold in the provinces of British Columbia, Alberta and Ontario by the Agent. The Units will also be offered for sale in the United States, by or through one or more United States registered broker-dealers appointed by the Agent as sub-agents, pursuant to the Multijurisdictional Disclosure System (“MJDS”) implemented by securities regulatory authorities in the United States and Canada. See “Plan of Distribution”.

An investment in the securities offered hereunder is speculative and involves a high degree of risk. The risk factors identified in this short form prospectus and the documents incorporated by reference herein should be carefully reviewed and evaluated by prospective investors before purchasing the securities being offered hereunder. See “Risk Factors” in this short form prospectus and the documents incorporated by reference herein.

Price: CDN $[•] per Unit
	Price to the Public	Agent’s Commission(1)	Net Proceeds to the
Company(2)
Per Unit(3)…………....……….	CDN $[•]	CDN $[•]	CDN $[•]
Minimum Offering..………	CDN $[•]	CDN $[•] (4)	CDN $[•]
Maximum Offering………	CDN $[•]	CDN $[•] (4)	CDN $[•]

Notes:

(1)

The Company has agreed to pay the Agent, on each Closing Date, a commission (the “Agent’s Commission”) equal to 7% of the aggregate gross proceeds of the Offering (or CDN $[•] per Unit) sold by the Agent, excluding the gross proceeds raised through the sale of Units to certain subscribers identified by the Company on a list provided to the Agent and settling directly with the Company (the “President’s List Subscribers”). In addition to the Agent’s Commission, the Company will issue to the Agent, on each Closing Date, compensation warrants (“Broker Warrants”) to purchase such number of Common Shares (the “Broker Warrant Shares”) as is equal to 7% of the aggregate number of Units issued pursuant to the Offering (but excluding those Units issued to President’s List Subscribers) on such Closing Date. Each Broker Warrant, whether issued on the first Closing Date or on a subsequent Closing Date, shall entitle the Agent to acquire one Broker Warrant Share at an exercise price equal to the Offering Price, subject to adjustment, for a period of [•] months following the first Closing Date. See “Plan of Distribution”. This short form prospectus also qualifies the distribution of the Broker Warrants.

(2)

After deducting the Agent’s Commission, but before deducting expenses of the Offering (including listing fees) estimated to be approximately CDN $[•] in the event of the Minimum Offering, and CDN $[•] in the event of the Maximum Offering, which will be paid from the gross proceeds of the Offering.

(3)	From the Offering Price, the Company will allocate CDN $[•] to each Offered Share and CDN $[•] to each Warrant.
(4)	Assuming no President’s List Subscriber participates in the Offering.

The following table sets out the number of Broker Warrants that may be issued by the Company to the Agent:

Agent’s	Minimum Offering	Maximum Offering	Exercise Period	Exercise Price
Position

Broker	[•]	[•]	[•] months	CDN $[•]
Warrants	Broker Warrants(1)	Broker Warrants(1)	following the first	per
			Closing Date	Broker Warrant Share

Note:

(1)	Assuming no President’s List Subscriber participates in the Offering.

Subscriptions for Units will be received by the Agent subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is anticipated that the Offered Shares and Warrants will be issued in “book-entry only” form and represented by a global certificate or certificates, or be represented by uncertificated securities, registered in the name of CDS Clearing and Depositary Services Inc. (“CDS”) or its nominee or The Depository Trust Company (“DTC”), as directed by the Agent, and will be deposited with CDS or DTC, as the case may be. Except in limited circumstances, no beneficial holder of Offered Shares or Warrants will receive definitive certificates representing their interest in the Offered Shares or Warrants. Beneficial holders of Offered Shares or Warrants will receive only a customer confirmation from the Agent or another registered dealer who is a CDS or DTC participant and from or through whom a beneficial interest in the Offered Shares or Warrants is acquired. Certain other holders may receive definitive certificates representing their interests in the Offered Shares or Warrants.

The completion of the Offering may occur in one or more separate closings on one or more dates (each, a “Closing Date”) as the Company and the Agent may agree. Provided that the Minimum Offering is subscribed for, it is expected that the first Closing Date will occur on or about July [•], 2018, or such other date as the Company and the Agent may agree.

If subscriptions for the Minimum Offering have not been received within 10 days following the date of issuance of a receipt for the final short form prospectus, the Offering will not continue and the subscription proceeds will be returned to subscribers, without interest or deduction. In any event, the total period of the distribution will not end more than 45 days from the date of issuance of a receipt for this short form prospectus. Should a closing occur in respect of the Minimum Offering, one or more additional closings, if necessary, may occur until the earlier of the Maximum Offering being subscribed and the expiry of the 45-day period.

2

There can be no assurance that any or all of the Units being offered will be sold. Please see “Plan of Distribution”.

The Offering is not underwritten or guaranteed by any person. The Agent conditionally offers the Units pursuant to the securities legislation of the provinces of British Columbia, Alberta and Ontario on a best efforts basis and, subject to prior sale, if, as and when issued by the Company and delivered and accepted by the Agent in accordance with the conditions contained in the Agency Agreement referred to under “Plan of Distribution” and subject to approval of certain legal matters on behalf of the Company by Borden Ladner Gervais LLP, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, with respect to U.S. legal matters, and on behalf of the Agent by Baker & McKenzie LLP. The United States registered broker-dealers that may be appointed by the Agent as sub-agents will not be registered as dealers in any Canadian jurisdiction and, accordingly, they will not, directly or indirectly, solicit offers to purchase or sell the Units in Canada.

You should rely only on the information contained or incorporated by reference in this short form prospectus and the documents incorporated by reference herein. The Company and the Agent have not authorized anyone to provide purchasers with information different from that contained or incorporated by reference in this short form prospectus and the documents incorporated by reference herein. Information contained on the website of the Company shall not be deemed to be a part of this short form prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purpose of determining whether to invest under the Offering. The Company is offering to sell, and seeking offers to buy, the Units only in jurisdictions where, and to persons to whom, offers and sales are lawfully permitted. The Company does not undertake to update information contained or incorporated by reference in this short form prospectus, except as required by applicable securities laws.

This offering is made by a “foreign issuer” under U.S. securities laws that is permitted, under the MJDS, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Except as otherwise disclosed, financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Units described herein may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be fully described herein. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in this short form prospectus.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely because the Company is organized under the laws of Canada, a number of its officers and directors and some or all of the experts named in this short form prospectus are Canadian residents or otherwise reside outside of the United States, and a substantial portion of the Company’s assets and the assets of such persons are located outside the United States. See “Enforceability of Civil Liabilities” in this short form prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, NOR HAVE THE FOREGOING APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Each of David McNally, President, Chief Executive Officer and a director of the Company and John Schellhorn and Dr. Bruce Wolff, directors of the Company, resides outside of Canada (the “Non-Resident Directors”). The NonResident Directors have appointed the following agent for service of process:

Name of the Person or Company	Name and Address of Agent
David McNally	Titan Medical Inc.
John Schellhorn	170 University Avenue
Dr. Bruce Wolff	Toronto, Ontario, Canada
M5H 3B3

3

Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process. See “Risk Factors”.

Prospective investors should be aware that the acquisition or disposition of the securities described herein may have tax consequences in Canada. This short form prospectus may not describe these tax consequences fully. You should consult and rely on your own tax advisor with respect to your own particular circumstances. See “Certain Canadian Federal Income Tax Considerations”.

In this short form prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars. All references to “dollar”, “$” or “U.S. $” are to United States dollars. All references to “CDN $” are to Canadian dollars. Potential purchasers should be aware that foreign exchange fluctuations are likely to occur from time to time and that the Company does not make any representation with respect to currency values from time to time. Investors should consult their own advisors with respect to the potential risk of currency fluctuations. On June 27, 2018, the daily exchange rate for the Canadian dollar expressed in terms of United States dollars, as quoted by the Bank of Canada, was CDN$1.00 = U.S. $0.7515. See “Currency Presentation and Exchange Rate Information” in this short form prospectus.

The Company’s head and registered office is located at Suite 1000, 170 University Avenue, Toronto, Ontario, M5H 3B3 and its telephone number is (416) 548-7522.

4

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS SHORT FORM PROSPECTUS

General Advisory

You should rely only on the information contained in or incorporated by reference in this short form prospectus. Neither the Company nor the Agent has authorized anyone to provide you with different or additional information. Neither the Company nor the Agent is making an offer of the Units in any jurisdiction where the offer is not permitted by law. If anyone provides you with any different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus with respect to information contained herein and, with respect to information incorporated by reference, the date of such document so incorporated. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

The Company is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a MJDS adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the filing, delivery and content of proxy statements, and its officers, directors and principal shareholders are exempt from the insider reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as a comparable U.S. company.

Additional Information

You may read any document that the Company has filed with or furnished to the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any such document from the SEC’s public reference room by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download any of the documents the Company has filed with or furnished to the SEC through its Electronic Data Gathering and Retrieval system (“EDGAR”) at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

The Company has concurrently filed with the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), a registration statement on Form F-10, relating to the Offered Shares and Warrants being offered hereunder and of which this short form prospectus forms a part. This short form prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this short form prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov. Statements included in this short form prospectus or the documents incorporated by reference herein about the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

Market and Industry Data

Unless otherwise indicated, information contained in this short form prospectus concerning the Company’s industry and the markets in which it plans to operate or seeks to operate, including its general expectations and market position, market opportunities and market share, is based on management studies and estimates, information from independent industry organizations and consultants, and other third-party sources (including industry publications, surveys and forecasts), such as Grand View Research Inc.’s 2015 report titled “Medical Robotic Systems Market Analysis by Product (Surgical, Orthopedic, Laparoscopy, Neurological, Rehabilitation, Assistive, Prosthetics, Orthotics, Steerable, Therapeutic, Exoskeleton, Non-Invasive, Hospital/Pharmacy, Telemedicine, I.V, Pharmacy, Emergency Response Robotic Systems) and Segment Forecasts to 2022”, and Life Science Intelligence’s Meddevicetracker October 2017 report titled “Global Robotically-Assisted Surgical Devices Market”, number MDT 17015. These market research reports are subjective and speak as of their original publication dates (and not as of the date of this short form prospectus) and the opinions and market data expressed in those reports are subject to change without notice.

The Company believes that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. The information presented in the reports noted above and any underlying assumptions for the market estimate and projections contained therein have not been independently verified.

While management believes the market position, market opportunity and market share information included in this short form prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of future performance and the future performance of the industry and markets in which the Company plans to operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.

Trade-marks, Trade Names and Service Marks

This short form prospectus includes references to the Company’s trade-marks and trade names, such as SPORT, SPORT Surgical System, Titan and Titan Medical, some of which may be protected under applicable intellectual property laws of one or more countries and which the Company believes is its property. Solely for convenience, the Company’s trade-marks referred to in this short form prospectus may appear without the TM symbol, but such references are not intended to indicate, in any way, its rights in such marks or that the Company will not assert, to the fullest extent under applicable law, its rights to these trade-marks and trade names. All other trade-marks and trade names referenced in this short form prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This short form prospectus and the documents incorporated by reference in this short form prospectus contain “forward-looking information” and “forward-looking statements”, within the meaning of applicable Canadian and United States securities laws. (collectively herein referred to as “forward-looking statements”). These statements relate to future events or future performance and reflect the Company’s expectations and assumptions regarding the growth, results of operations, performance and business prospects and opportunities of the Company. These forward-looking statements are made as of the date of this short form prospectus or, in the case of documents incorporated by reference herein, as of the date of such documents. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “expectation”, “anticipates”, “believes”, “intends”, “estimates”, “predicts”, “continues”, “potential”, “targeted”, “plans”, “possible” and similar expressions, or statements that events, conditions or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Any forward-looking statements or statements of “belief”, including the statements made under “Risk Factors”, represent the Company’s estimates only as of the date of this short form prospectus and the documents incorporated by reference herein, respectively, and should not be relied upon as representing the Company’s estimates as of any subsequent date. These forward-looking statements may concern anticipated developments in the Company’s operations in future periods, the adequacy of the Company’s financial resources and other events or conditions that may occur in the future, and include, without limitation, statements regarding:

•	the Company’s technology and research and development objectives, including development milestones, estimated costs, schedules for completion and probability of success;
•	the Company’s intention with respect to updating any forward-looking statement after the date on which such statement is made or to reflect the occurrence of unanticipated events;
•	the Company’s expectation with respect to continuing animal study feasibility and commencing human cadaver studies;
•	the Company’s expectation that it can in a timely manner produce the appropriate preclinical, and if necessary, clinical data required;
•	the Company’s expectation with respect to launching a commercial product in certain jurisdictions;
•	the Company’s intentions to develop a robust training curriculum and post-training assessment tools;

•	the Company’s plans to develop and commercialize the SPORT Surgical System and the estimated incremental costs (including the status, cost and timing of achieving the development milestones disclosed herein);
•

the Company’s plans to design, create and refine software for production system functionality of the SPORT Surgical System and the estimated incremental costs (including the status, cost and timing of achieving the development milestones disclosed herein);

•	the Company’s intentions to complete heuristic and formative usability modules and human factors studies, formalize user requirements, stabilize the design and development of the system and initiate preclinical studies;
•	the Company’s intentions with respect to initiating marketing activities following receipt of the applicable regulatory approvals;
•	the surgical indications for, and the benefits of, the SPORT Surgical System;
•	the Company’s intention to continue to assess specialized skill and knowledge requirements and recruitment of qualified personnel and partners;
•	the Company’s belief that the materials and parts necessary for the manufacture of a clinical-grade SPORT Surgical System will be available in the marketplace;
•	the Company’s belief that its existing and planned prototype units will be suitable to support human factors studies and preclinical testing activities for the remainder of 2018 and in 2019;
•	the Company’s filing and prosecution of patent applications to expand its intellectual property portfolio as technologies are developed or refined;
•	the Company’s seeking of licensing opportunities to expand its intellectual property portfolio;
•	the Company’s intended use of proceeds of any offering of its shares;
•	the Company’s intention with respect to not paying any cash dividends on Common Shares in the foreseeable future;
•	the Company’s intention to retain future earnings, if any, to finance expansion and growth;
•	projected competitive conditions with respect to the Company’s products;
•	the estimated size of the market for robotic surgical systems; and
•	the potential market for the securities issuable under the Offering.

Forward-looking statements are statements about the future and are inherently uncertain, and actual results of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including those referred to in this short form prospectus, including but not limited to those described in the section titled, “Risk Factors”, in this short form prospectus, in any document incorporated by reference herein. These risks include, but are not limited to:

•	Additional Financing
•	History of Losses
•	Going Concern
•	Strategic Alliances
•	Dependence on Key Personnel
•	Ability to Attract Qualified Employees to Maintain and Grow Business
•	Disclosure of Trade Secrets and Other Proprietary Information
•	Dependence on Third Parties
•	Competition
•	Infringement of Intellectual Property Rights
•	Intellectual Property
•	Current Global Financial Conditions
•	Trade-marks
•	Conflicts of Interest
•	Results of Operations
•	Rapidly Changing Markets Make it Difficult to Forecast Future Operating Results
•	Uncertain Market/Uncertain Acceptance of the Company’s Technology/Target Market
•	Technological Advancements
•	Insurance and Uninsured Risks

•	Ability to License Other Intellectual Property Rights
•	Government Regulation
•	Profitability
•	Changes in Government Policy
•	Changes in Accounting and Tax Rules
•	Contingent Liabilities
•	Uncertainty as to Product Development and Commercialization Milestones
•	Product and Services Not Completely Developed
•	Manufacturing Risks
•	Reliance on External Suppliers and Development Firms
•	Product Defect Risk
•	Suppliers
•	Stock Price Volatility
•	Future Share Sales
•	Limited Operating History
•	Fluctuating Financial Results
•	Effect of Estimates Regarding Milestones
•	Currency Fluctuations

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including but not limited to assumptions about:

•	general business and current global economic conditions;
•	future success of current research and development activities;
•	achieving development and commercial milestones;
•	inability to achieve produce cost targets;
•	competition;
•	changes to tax rates and benefits;
•	the availability of financing;
•	the Company’s and competitors’ costs of production and operations;
•	the Company’s ability to attract and retain skilled employees;
•	the Company’s ongoing relations with its third-party service providers;
•	the design of the SPORT Surgical System and related platforms and equipment;
•	the progress and timing of the development of the SPORT Surgical System;
•	costs related to the development, completion and potential commercialization of the SPORT Surgical System;
•	receipt of all applicable regulatory approvals;
•	estimates and projections regarding the robotic surgery equipment industry;
•	protection of the Company’s intellectual property rights;
•	market acceptance of the Company’s systems under development;
•	the Company’s ability to meet the continued listing standards of NASDAQ and the TSX; and
•	the type of specialized skill and knowledge required to develop the SPORT Surgical System and the Company’s access to such specialized skill and knowledge.

The Company cautions that the foregoing list of important factors and assumptions is not exhaustive. Although the Company has attempted to identify on a reasonable basis important factors and assumptions related to forward-looking statements, there can be no assurance that forward-looking statements will prove to be accurate, as events or circumstances or other factors could cause actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. Other than as specifically required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or results or otherwise. Accordingly, readers should not place undue reliance on forward-looking statements.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All currency amounts in this short form prospectus are expressed in United States dollars (“US $” or $), unless otherwise indicated. The following table sets out the daily exchange rate of US $1.00 in terms of Canadian dollars (“CDN $”).

	High (CDN)	Low (CDN)	Average (CDN)

Fiscal years ended
December 31, 2017	$1.3743	$1.2128	$1.2986
December 31, 2016	$1.4589	$1.2544	$1.3248

On June 27, 2018, the daily exchange rate for US $ in terms of CDN $, as quoted by the Bank of Canada, was US $1.00 = CDN $ 1.3307.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar regulatory authorities in Canada and with the SEC in the United States. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Chief Financial Officer of the Company at Suite 1000, 170 University Avenue, Toronto, Ontario, M5H 3B3, Telephone: (416) 548-7522. These documents are also available through the internet under the Company’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) which can be accessed at www.sedar.com. Documents filed with, or furnished to, the SEC are available through EDGAR at www.sec.gov, as well as from commercial document retrieval services. You may also read (and by paying a fee, copy) any document the Company files with or furnishes to the SEC at the SEC's public reference room in Washington, D.C. (100 F Street N.E., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. The following documents, filed with the various securities commissions or similar authorities in each of the provinces of British Columbia, Alberta and Ontario, are specifically incorporated by reference into and form an integral part of this short form prospectus:

1.	the annual information form of the Company dated March 31, 2018 for the financial year ended December 31, 2017 (the “AIF”);

2.

the audited financial statements of the Company as at, and for the financial years ended December 31, 2017 and 2016, together with the notes thereto and the independent auditor’s report thereon (the “Annual Financial Statements”);

3.	the management’s discussion and analysis of financial condition and results of operations for the financial year ended December 31, 2017 (the “Annual MD&A”);

4.

the unaudited condensed interim financial statements of the Company as at, and for the three months ended, March 31, 2018, consisting of the unaudited condensed interim balance sheet of the Company as at March 31, 2018 and the unaudited condensed interim statement of shareholders’ equity and deficit, net and comprehensive loss and cash flows for the three months ended March 31, 2018 and 2017, together with the notes thereto (the “Interim Financial Statements”);

5.	the management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2018 (the “Interim MD&A”);

6.	the management information circular dated May 11, 2018 relating to Titan’s annual and special meeting of shareholders on June 14, 2018;

7.	the material change report of the Company dated April 2, 2018 in respect of the filing of a preliminary short form prospectus and the announcement of pricing details for a previous public offering;

8.	the material change report of the Company dated April 10, 2018 in respect of the filing of a final short form prospectus and the closing of a previous public offering;

9.	the material change report of the Company dated May 22, 2018 in respect of the closing of the over- allotment option for a previous public offering; and

10.	the material change report of the Company dated June 5, 2018 in respect of the NASDAQ Listing (as defined herein) and the Share Consolidation (as defined herein).

Material change reports (other than confidential reports), business acquisition reports, interim financial statements, annual financial statements, annual information forms and all other documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this short form prospectus and before completion or withdrawal of the Offering, will be deemed to be incorporated by reference into this short form prospectus.

In addition, to the extent that any document or information incorporated by reference into this short form prospectus pursuant to the foregoing paragraph is also included in any report filed with or furnished to the SEC by the Company on Form 6-K or on Form 40-F (or any respective successor form) after the date of this short form prospectus, it shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this short form prospectus forms a part. Further, the Company may incorporate by reference into the registration statement of which this short form prospectus forms a part, any report on Form 6-K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

Upon a new annual information form and annual financial statements being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities in Canada during the period that this short form prospectus is effective, the previous annual information form, the previous annual financial statements and all interim financial statements, and in each case the accompanying management’s discussion and analysis of financial condition and results of operations, and material change reports, filed prior to the commencement of the financial year of the Company in which the new annual information form is filed shall be deemed to no longer be incorporated into the short form prospectus for purposes of offers and sales of Units under this short form prospectus. Upon interim financial statements and the accompanying management’s discussion and analysis of financial condition and results of operations being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities during the period that this short form prospectus is effective, all interim financial statements and the accompanying management’s discussion and analysis of financial condition and results of operations filed prior to such new interim financial statements and management’s discussion and analysis of financial condition and results of operations shall be deemed to no longer be incorporated into this short form prospectus for purposes of offers and sales of Units under this short form prospectus. In addition, upon a new management information circular for an annual meeting of shareholders being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities during the period that this short form prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this short form prospectus for offers and sales of Units under this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this short form prospectus shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained in this short form prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this short form prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document or statement that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

MARKETING MATERIALS

Any “template version” of any “marketing materials” (as such terms are defined under applicable Canadian securities laws) that are used by the Agent in connection with the Offering are not part of this short form prospectus to the extent that the contents of the template version of the marketing materials have been modified or superseded by a statement contained in this short form prospectus. Any template version of any marketing materials that has been, or will be, filed on SEDAR before the termination of the distribution under the Offering (including any amendments to, or an amended version of, any template version of any marketing materials) is deemed to be incorporated by reference into this short form prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this short form prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the consent of BDO Canada; and (iii) the powers of attorney from certain directors and officers of the Company.

THE BUSINESS

Product Development

The Company’s business is focused on research and development through to the planned commercialization of computer-assisted robotic surgical technologies for application in minimally invasive surgery (“MIS”). The Company is currently developing the SPORT Surgical System, a single-port robotic surgical system. The SPORT Surgical System is comprised of a surgeon-controlled patient cart that includes a 3D high definition vision system and multi-articulating instruments for performing MIS procedures, and a surgeon workstation that provides the surgeon with an advanced ergonomic interface to the patient cart and a 3D endoscopic view inside the patient’s body during MIS procedures. The Company intends to initially pursue focused surgical indications for the SPORT Surgical System, which may include one or more of gynecologic, urologic, colorectal or general abdominal procedures.

Development of the SPORT Surgical System has proceeded in response to “voice of customer” feedback and, consultation with medical technology development firms and input from the Company’s Surgeon Advisory Board (the “Surgeon Advisory Board”) comprised of key opinion leaders in targeted fields. This approach has allowed the Company to design a robotic surgical system that is intended to include the traditional advantages of robotic surgery including 3D stereoscopic imaging and restoration of instinctive control, as well as new and enhanced features, including an advanced surgeon workstation incorporating a 3D high definition display providing a more ergonomically friendly user interface and a patient cart with improved instrument dexterity. Overall, the surgical system is designed to be adapted to the needs of the surgeon, rather than the surgeon having to adapt to the system.

The SPORT Surgical System patient cart is being developed to deliver interactive multi-articulating instruments and a 3D high definition vision system into a patient’s abdominal body cavity through a single access port. The design of the patient cart includes an insertion tube of approximately 25 millimeters (mm) in diameter. The insertion tube includes a distal end incorporating a 3D high definition camera module that once inserted, is configured to deploy into a working configuration wherein the camera module and multi-articulating instruments can be controlled by a surgeon via the workstation. The reusable multi-articulating, snake-like instruments are designed to couple with sterile detachable single patient use robotic end effectors that would provide first use quality in every case and eliminate the reprocessing of the complete instrument. The use of reposable (re-usable for a specific number of uses) robotic instruments and single patient use end effectors is intended to minimize the cost per procedure. The patient cart is also designed to include a mast, a boom and wheels for optimal configurability for a variety of surgical indications and the ability to be maneuvered within the operating room, or redeployed within hospitals and surgical centers, where applicable.

As part of the development of the SPORT Surgical System, the Company plans to develop a robust training curriculum and post-training assessment tools for surgeons and surgical teams. The proposed training curriculum will likely include cognitive pre-training, psychomotor skills training, surgery simulations, live animal and human cadaver lab training, surgical team training, troubleshooting and an overview of safety. Post-training assessment will include validation of the effectiveness of those assessment tools.

The Company continuously evaluates its technologies under development for intellectual property protection. As of June 27, 2018, the Company has ownership of 24 patents and 55 patent applications. The Company anticipates expanding its intellectual property portfolio by filing additional patent applications as it progresses in the development of robotic surgical technologies, acquiring and/or by licensing suitable technologies.

As part of its development and commercialization efforts, the Company has established certain milestones that it uses to assess its progress towards developing commercially viable robotic surgical technologies. These milestones relate to technology and design advancements as well as to targeted dates for preclinical studies and completion of regulatory submissions. To assess progress, the Company regularly tests and evaluates its technology. If such evaluations indicate technical defects or failure to meet cost or performance goals, the Company’s commercialization schedule could be delayed and potential purchasers of its initial commercial systems may decline to purchase them or may choose to purchase alternative technologies. See “Risk Factors”.

Development Objectives

The Company employs a combination of internal resources and external development firms to execute the research, development and commercialization plan for the Company’s robotic surgical system.

The Company estimates that it has sufficient capital on hand, including cash and deposits at subcontractors, to meet its development milestones for the remainder of 2018. A complete estimate of the timing and costs for development milestones beyond 2018 is speculative. The Company does however estimate that a minimum of an additional US $52 million will be required beyond 2018 in order to submit its 510(k) application to the Food and Drug Administration of the United States Department of Health and Human Services (the “FDA”), apply for the CE Mark, and if successful with those efforts, proceed with early commercialization activities. Given the uncertainty of, among other things, product development timelines, regulatory processes and requirements (such as live animal and human cadaver studies and human confirmatory studies), as well as the availability of required capital to fund development and operating costs, the actual costs and development times may exceed management’s current expectations and an accurate estimate of the future costs of the regulatory phases and development milestones beyond 2018 is not possible at this time.

In addition to being capital intensive, research and development activities relating to the Company’s robotically-assisted SPORT Surgical System, which is a highly complex medical device, are inherently uncertain as to future success and the achievement of desired results. If delays or problems occur during the Company’s ongoing research and development activities, financial and human resources may need to be diverted toward resolving such delays or problems. Further, there is material risk that the Company’s research and development activities may not result in a functional, commercially viable product or one that is approved by regulatory authorities. Please see “Risk Factors”.

Current Development Plan

The Company’s current plan is to raise sufficient financing and to continue the development and commercialization of the SPORT Surgical System at estimated incremental costs, and according to the timeline, as set forth in the table below. The Company anticipates development costs through the remainder of 2018 and the second quarter of 2019 to be as set out in the table below (the “Current Development Plan”).

Milestone Number	Development Milestones	Estimated Cost (in US million $)	Schedule for Milestone Completion	Comments
Milestone 1	Prototype, test and procure surgeon
feedback on revised workstation controls

Complete software and hardware change
requirements and finalize computer and
software architecture for production
systems

Complete revisions to instrument and lens
wash system and demonstrate
	performance	8.1(2)	Q2 2018	Completed
Milestone 2	Complete Camera Insertion Tube (CIT)
engineering confidence build based on
improved design

Complete design of SPORT surgeon
workstation and patient cart for
engineering confidence build

Complete and demonstrate full suite of
	simulation software for beta test	12.4 (3)	Q3 2018
Milestone 3	Complete SPORT capital equipment engineering confidence build based on improved design	12.5 (4)	Q4 2018
Milestone 4	Document results of confidence build unit testing, implement design improvements and schedule preliminary audit of quality system by European Notified Body	(5) 14.9	Q1 2019
Milestone 5	Document results of confidence build unit testing and implement design improvements Submit draft protocols to FDA in Q-submission(s) for comment	12.3(6)	Q2 2019
Milestone 6	Initiate SPORT Surgical System Design
Freeze
Verify production system operation with
clinical experts under rigorous formal
(summative) human factors evaluation
under simulated robotic manipulation
exercises and through exercises of the
completed surgeon simulation software
and training program

Complete and document preclinical live
animal (swine), cadaver surgery and
human confirmatory studies according to
final protocols for FDA submittal

Obtain 13485 Certification

Submit technical file to European
	Notified Body for review for CE Mark Submit 510(k) application to FDA	TBD(1)	Q3 2019 – Q4 2019
	TOTAL	TBD

Notes:

(1)	A specific cost for individual milestone completion cannot be estimated at this time.
(2)	Includes research and development costs estimated at approximately US $6.9 million, and general and administrative costs estimated at approximately US $1.2 million.
(3)	Includes research and development costs estimated at approximately US $11.0 million, and general and administrative costs estimated at approximately US $1.3 million.
(4)	Includes research and development costs estimated at approximately US $11.3 million, and general and administrative costs estimated at approximately US $1.2 million.
(5)	Includes research and development costs estimated at approximately US $13.8 million, and general and administrative costs estimated at approximately US $1.1 million.
(6)	Includes research and development costs estimated at approximately US $11.2 million, and general and administrative costs estimated at approximately US $1.1 million.

Upon completion of the development of the SPORT Surgical System and following receipt of all applicable regulatory approvals in the United States and Europe, the Company intends to utilize a direct sales force and/or distribution partner(s) to initiate marketing the SPORT Surgical System to hospitals.

Due to the nature of technology research and development, there is no assurance that these objectives will be achieved, and there can be no assurance with respect to the time or resources that may be required. The Company expects that additional specific milestones could be identified as the development of its SPORT Surgical System progresses, or existing milestones, budgets and the schedule for completion of each milestone may change depending on a number of factors including the results of the Current Development Plan, the availability of financing and the ability of development firms engaged by the Company to complete work assigned to them. The costs to complete the development of the Company’s SPORT Surgical System as referenced above are only estimates based on current information available to the Company and cannot yet be determined with a high degree of certainty, and the costs may be substantially higher than estimated. Please see “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.

Market Opportunity

The Company’s robotic surgical system is being designed to address the growing multi-billion-dollar, global robotically-assisted surgical devices market.

The size of the market for medical robotic systems is estimated to grow to $17.9 billion by 2022, according to Grand View Research Inc.’s 2015 report titled “Medical Robotic Systems Market Analysis by Product (Surgical, Orthopedic, Laparoscopy, Neurological, Rehabilitation, Assistive, Prosthetics, Orthotics, Steerable, Therapeutic, Exoskeleton, Non-Invasive, Hospital/Pharmacy, Telemedicine, I.V, Pharmacy, Emergency Response Robotic Systems) and Segment Forecasts to 2022” (the “Grand View Report”). However, the Grand View Report covers “medical robotic systems” which is a broad range of robotic systems used in healthcare (including non-invasive radiosurgery, prosthetics, exoskeletons, hospital/pharmacy, etc.), as opposed to surgical robots, which can also be referred to as robotically-assisted surgical devices. The Grand View Report uses a baseline of $7.47 billion for a broad range of medical robotic systems for the year 2014 and then applies a compound annual growth rate (“CAGR”) of 12.8% for growth to project revenue through 2022. According to the Grand View Report, the “Surgical Robot” (robotically-assisted surgical devices) market segment comprises about 62% of the total revenue projection. In 2022 by that calculation, the projection for the surgical robotics market would be $11.1 billion (62% of 17.9 billion).

Another source also arrives at a multi-billion-dollar market in robotically-assisted surgical devices by different methodology. The size of the global market for robotically-assisted surgical devices is projected by Life Science Intelligence Inc.’s Meddevicetracker to be $5.3 billion by 2021, based on an October 2017 report titled “Global Robotically-Assisted Surgical Devices Market”, number MDT 17015 (the “Meddevicetracker Report”). The Meddevicetracker Report focuses only on robotically-assisted surgical devices and uses actual 2016 data of $3.04 billion in global revenue as the baseline. The Meddevicetracker Report then applies a CAGR of 11.7% to project global revenue for the next five years. Management considers this data to be more relevant to its target market than that estimated by the Grand View Report, as it focuses on the robotically-assisted surgical devices market segment that the Company expects to enter.

Both of the above-referenced market research reports are subjective and speak as of their original publication dates, (and not as of the date of this short form prospectus), and the opinions and market data expressed in those reports are subject to change without notice. Management believes that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. The information presented in the reports noted above and any underlying assumptions for the markets estimate and the projections contained therein have not been independently verified.

According to a press release issued by robotic surgery industry leader Intuitive Surgical on January 10, 2018, approximately 877,000 surgical procedures were performed with the da Vinci Surgical System in 2017, an increase of approximately 16% compared with approximately 753,000 procedures performed in 2016, with further procedure growth of 11% to 15% projected for 2018. Intuitive Surgical reported that it shipped 684 da Vinci Surgical Systems in 2017, compared with 537 systems in 2016.

Robotic Surgery

Surgery has traditionally been performed through large, open incisions. Over the past 25 years, minimally invasive techniques and devices have been employed to minimize the size of incisions, reduce trauma to patients, and in turn, reduce associated pain, accelerate healing, shorten recovery times and produce smaller scars. Some of these benefits, such as shorter recovery times and reduced pain leading to shorter hospital stays, are directly associated with lower costs of care. However, MIS requires special tools to operate through small ports in the body, and advanced training for surgeons to manipulate those tools while viewing a two-dimensional image of the patient’s internal anatomy on a monitor. As a result, consistent outcomes improvements are demonstrated by the most skilled and experienced surgeons, and less reliably by those less experienced. For these reasons, the acceptance of MIS has not broadly increased in more complex surgeries.

The shortcomings of both open surgery and MIS have led to the introduction of robotics within the surgical environment. Robotic or computer-assisted surgical technologies represent the next generation in the evolution of advanced surgical care. The objectives of robotic systems are to provide surgeons with tools to allow complex procedures to be performed repeatedly with greater precision and dexterity, while offering improved vision and control. The use of robotics is intended to empower surgeons to employ improved techniques for MIS, and assist in reducing the risks associated with complex MIS surgeries.

Market Acceptance

To date, robotic surgical technologies have been employed in urology, gynecology, colon and rectal surgery, cardiothoracic surgery, general surgery, head and neck surgery, orthopedic surgery, neurosurgery, and catheter-based interventional cardiology and radiology.

The success of robotic technologies in these applications has led to the growing adoption and commercialization of these technologies in the medical industry. Although robotic surgical procedures have been gaining substantial acceptance, the industry is still in its infancy. The available technology is evolving along with advancements in imaging and computer-machine controls to overcome technical challenges. Current objectives include overcoming the limitations of multi-port access, limited dexterity and visualization.

Competitive Conditions

The entrenched industry leader within the robotic surgical market is Intuitive Surgical, Inc., manufacturer of several models of the da Vinci® Surgical System. Having entered the market in 2000, Intuitive Surgical’s product line now includes multiple generations of da Vinci multi-port robotic systems, as well as a new single-port da Vinci SP® model cleared by the FDA for urologic applications, with customer shipments projected to begin in the third quarter of 2018. Specifically related to abdominal surgery, a new competitor in multi-port robotic surgery recently emerged, with TransEnterix Inc. receiving FDA clearance for its Senhance™ Surgical Robotic System in October of 2017. In addition, Medrobotics Corporation recently received FDA clearance for abdominal indications for its Flex® Robotic System with manual endoscopic instruments, which had previously been cleared for natural orifice (ENT) surgery. Further, there are a number of companies reported to be developing robotically-assisted surgical systems, including Medtronic, Inc., Verb Surgical Inc. (a collaboration between Alphabet Inc.’s Verily division (formerly, Google Life Sciences) and Ethicon, a division of Johnson & Johnson), CMR Surgical Ltd. from the United Kingdom (Versius® surgical robotic system) and South Korea’s Meere Company Inc. (Eterne robotic system).

Any company with substantial experience in robotics or complex medical devices could potentially expand into the field of surgical robotics and become a future competitor.

Regulation

United States Regulatory Process

In the United States, the Company’s surgical system will be subject to regulation by the FDA. Management expects that under the FDA guidelines, the surgical system will be classified as a Class II medical device. Class II devices are those which are subject to the general controls and require premarket demonstration of adherence to certain performance standards or other special controls, as specified by the FDA, and clearance by the FDA. Premarket review and clearance by the FDA for these devices is accomplished through the 510(k) premarket notification process. For most Class II devices, the manufacturer must submit to the FDA a premarket notification submission, demonstrating that the device is “substantially equivalent” in intended use and technology to a “predicate device” that is either:

(1)	a device that has grandfather marketing status because it was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or

(2)	a Class I or II device that has been cleared through the 510(k) process.

The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not “substantially equivalent” (as such term is defined by the FDA), the FDA may place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill much more rigorous pre-marketing requirements.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, would require a new 510(k) clearance or could require a pre-market approval application. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or pre-market approval. The FDA may also require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained.

European Union and Canada Regulatory Process

Medical devices in the European Union (“EU”) are regulated under EU Council Directive 93/42/EEC as amended by 2007/47/EC, also referred to as Medical Device Directive or MDD, and must bear the CE Mark prior to being placed on the market. In order to affix the CE Mark on products, a recognized European Notified Body must certify a manufacturer’s quality management system for compliance with international and European requirements. Any modifications of existing products or development of new products in the future will require permission to affix the CE Mark to such products.

In order to commercialize products in Canada, regulatory approval from Health Canada (Therapeutic Products Directorate, Medical Devices Bureau) is required. Medical device licence applications must contain a valid ISO 13485:2003 certificate issued by a Health Canada recognized registrar under the Canadian Medical Devices Conformity Assessment System (CMDCAS). Evaluation of product safety and effectiveness is completed by Health Canada.

Specialized Skill and Knowledge

The research and development of the Company’s surgical system requires specialized skill and knowledge. The Company believes the required skill and knowledge to carry out the current stage of research and development is available to the Company, through its current officers, employees and external medical technology development firms. The Company will continue to assess its requirements and recruit and engage required qualified personnel and development firms as needed, subject to budget limitations. If the final research and development stage is successfully completed and the clinical-grade SPORT Surgical System is developed, it is believed that the materials and parts necessary for the manufacture of the product will be available in the marketplace. However, there is no assurance in this regard as the research and development program may, in the future, reveal requirements for new materials and parts that have not been identified to date.

Intellectual Property Protection

The Company continuously evaluates its technologies under development for intellectual property protection. In accordance with industry practice, the Company’s proprietary rights are currently protected through a combination of copyright, trade-mark, patents, trade secret laws and contractual provisions.

Patent applications are filed in various jurisdictions internationally, which are selectively chosen having regard to the likely value and enforceability of intellectual property rights in those jurisdictions, and to strategically reflect the Company’s anticipated principal markets. Patents provide the Company with a potential right to exclude others from incorporating the Company’s technical innovations into their own products and processes. Where appropriate, the Company may license third party technologies to provide the Company with the flexibility to adopt preferred technologies.

As of June 27, 2018, the Company has ownership of 24 patents and 55 patent applications. The Company anticipates expanding its intellectual property portfolio by filing additional patent applications as it progresses in the development of robotic surgical technologies, acquiring and/or by licensing suitable technologies.

The scope of protection obtained, if any, from the Company’s current or future patent applications may not be known for several years. Moreover, there is no assurance that any patents will be issued with respect to any such patent applications, and if patents are issued, they may not provide the Company with the expected competitive advantages, or they may not be issued in a manner that gives the Company the protection that it seeks, or they may be successfully challenged by third parties.

The Company also seeks to avoid disclosure of its intellectual property and proprietary information by requiring employees and consultants to execute non-disclosure and assignment of intellectual property agreements. Such agreements also require the Company’s employees and consultants to assign to the Company all intellectual property developed in the course of their employment or engagement. The Company also utilizes non-disclosure agreements to govern interaction with business partners and prospective business partners and other relationships where disclosure of proprietary information may be necessary, and the Company takes measures to carefully protect its intellectual property rights in its supplier agreements with external development firms.

While the Company believes that its technology being developed or utilized does not infringe upon the proprietary rights of third parties, its commercial success depends, in part, upon the Company not infringing intellectual property rights of others. A number of medical device and robotic surgery companies and other third parties have been issued patents or may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those being developed or utilized by the Company. Accordingly, there may exist third party patents, patent applications or other proprietary rights that require the Company to alter its technology, obtain licenses or cease certain activities. The Company may become subject to claims by third parties that its technology infringes their intellectual property rights due to the growth of products in its target markets, the overlap in functionality of those products and the prevalence of products. The Company may become subject to these claims either directly or through indemnities against these claims that it may provide to end users, manufacturer’s representatives, distributors, value added resellers, system integrators and original equipment manufacturers.

Although the Company has registrations and pending applications for certain trade-marks, it may be unable to obtain or maintain trade-mark registrations for the marks and names it uses in one or more countries. It is also possible that the use of “SPORT”, “SPORT Surgical System”, “Titan”, “Titan Medical” or variations thereof may infringe or contravene the rights, including trade-mark rights, of other parties in one or more countries. In the event of actual or alleged infringement or contravention of rights, the Company may be forced to cease using these marks and names.

Operations

The Company develops its core technologies through a combination of in-house personnel and selected external engineering and medical technology development and manufacturing firms. Certain components of the Company`s robotic surgical system are being developed to the Company’s specifications by various third party suppliers, medical technology development and manufacturing firms through purchase orders and it does not have long-term contracts with any third parties.

The Company maintains its head office at subleased premises in Toronto, Ontario.

Employees

As of June 27, 2018, the Company had a total of nine full-time employees and one full-time consultant.

RECENT DEVELOPMENTS

Going Concern

As at March 31, 2018, management believed that the Company had sufficient funds to meet its obligations for the ensuing 12 months. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but not limited to 12 months from the end of the reporting period. Based on the Company’s present cash position, the Company expects that approximately US $8 million in incremental funding will be required for the 12 months ending March 31, 2019, to maintain the currently anticipated pace of development. Additional disclosure related to the going concern assumption would have been required if the Company continued on this planned pace of development in the absence of additional funding. However, based on internal forecasts, management believes that the Company has sufficient funds to meet its obligations under a reduced development plan, if necessary, for the ensuing 12 months.

Evolution of Costs and Timelines

The results achieved by surgeons in operating prototypes in animal and cadaver studies during 2017 validated the potential for single incision surgeries to be performed with the SPORT Surgical System. However, the studies also confirmed that improvements to the system would be necessary before proceeding toward regulatory clearance and commercialization. The planning for engineering activities has already commenced, but the execution of those activities will increase the cost of product development and extend the timeline to commercialization. Furthermore, pursuant to communications with the FDA, the Company has determined that human clinical data will be required in submissions to the FDA. Whereas the Company previously anticipated submitting its 510(k) application to the FDA in the fourth quarter of 2018, it currently plans to do so late in the second half of 2019. These changes necessitated updates to the Company’s development plan. The Company anticipates that 2018 will be a year of intense product development in preparation for manufacturing, including hardware and software at all levels, involving the workstation, patient cart, camera and light source, instruments, and disposable components that facilitate successful surgery. This work must be completed before design freeze and proceeding with summative evaluation usability tests with the final product and validation studies required for regulatory filings. Based on the scope of product development ahead, the Company expects these tests and studies to take place in 2019, with the system in its final configuration and with training programs in place for new surgeon users.

The amounts and timing of the Company’s actual expenditures will depend upon numerous factors, including the status of its development and commercialization efforts and the amount of capital raised through equity financings and warrant and option exercises.

The rapidly evolving competitive market in surgical robotics requires a higher-performance product than originally envisioned by the Company at its inception. This has required the re-assessment of user requirements in consideration of competitors and in turn, driven further design changes. Specifically, the market leader, Intuitive Surgical, has since made available for commercial use its da Vinci SP Surgical System, a single port robotic surgical system. In addition, competitor Medrobotics has announced the expansion of applications for its Flex Robotic System beyond ENT surgery, and into abdominal surgery. Resulting design changes to the Company’s product include instrument control mechanisms and software, as well as the visualization system, including 3D camera and optics, and light source.

The Company has experienced technical challenges associated with design engineering of a product that would be less likely to infringe on the patented technology of others, in a field in which patent infringement claims and litigation prosecution have been prolific. There are now over 1,000 issued patents associated with surgical robots. Resulting design changes involve hardware, electrical control systems, and software. Further, an exhaustive review of the entire existing field of patents, as well as ongoing review of all newly issued intellectual property is critical to the viability of the Company, as infringement of the intellectual property of others could require the Company to incur licensing or royalty expenses, or worse yet, force the Company to redesign, or scrap altogether, its robotic surgical system. The Company continues to study the evolving competitive surgical products patent landscape, in order to ensure that its product would not likely infringe the intellectual property of others. Proactively, the Company also seeks to establish a pathway for meaningful patentability of the company’s technology. Protection of the Company’s novel technology is critical for preserving the value of its products, and can significantly reduce the ability of competitors to copy its ideas. The Company has accelerated its prosecution of patents that it believes will validate the novelty of the Company’s unique technology, and in turn, will support the value of the entire franchise, on behalf of its stockholders. Early evidence of success with this initiative has been the rapid growth of the Company’s patent portfolio from 12 issued patents at December 31, 2016 to 24 issued patents as of June 27, 2018, with recent issuances including Canadian Patent No. 2,913,943 titled “Articulated Tool Positioner and System Employing Same” and U.S. Patent No. 9,925,014 titled “Actuator and Drive For Manipulating a Tool”.

Early Results of First Preclinical Studies

The Company has selected three Centers of Excellence (strategic facilities) for preclinical studies in the U.S. and Europe, which are:

•	Florida Hospital Nicholson Center in Celebration, Florida;

•	Columbia University Medical Center in New York, New York; and

•	Institut Hospitalo-Universitaire de Strasbourg (“IHU Strasbourg”) in Strasbourg, France.

Ahead of its published milestone, on September 25, 2017, the Company announced the completion of the world’s first gynecologic, colorectal and urologic single port robotic procedures using its advanced prototype SPORT Surgical System at the Florida Hospital Nicholson Center in Celebration, Florida. Since that time, the Company has announced that surgeons had completed critical surgical tasks integral to gynecologic procedures using the Company’s advanced prototype SPORT Surgical System at Columbia University Medical Center’s surgical simulation center in New York, New York, and then, the use of its SPORT Surgical System at the Institute of Image-Guided Surgery at IHU Strasbourg.

To date, 12 experienced robotic surgeons from three continents have performed 43 live animal studies and two human cadaver studies. The studies performed include a broad array of procedures commonly performed by urologic, gynecologic, colorectal, bariatric, and general surgeons. The surgeons who performed these studies have begun to prepare and submit related abstracts for peer review and presentation at clinical education meetings, including:

•

“Multi-disciplinary applications of a new robotic platform” by Barbara Seeliger, MD and Lee Swanstrom, MD (IHU Strasbourg), accepted and presented as a poster at the Society of American Gastrointestinal and Endoscopic Surgeons Meeting, Seattle, WA, April 2018;

•	“Single-port prostatectomy using SPORT Surgical System” by Eric Barret, MD (IMM, France), accepted and presented as a poster at the EAU Section of Urology Technology Meeting, Modena, Italy, May 2018;

•

“Multispecialty single port robotic technology applied in the live animal model: proof of concept” by Travis Rogers, MD, Eduardo Parra Davila, MD, Vipul Patel, MD (all from Florida Hospital), Ricardo Estape, MD (South Miami GOG) and Armando Melani, MD (IRCAD Brazil), accepted and presented as a poster at the Society of Robotic Surgery Meeting, Stockholm, Sweden, June 2018; and

•

“Feasibility of single-port partial nephrectomy using SPORT surgical system” by Eric Barret, MD (IMM, France), accepted and presented as a poster at the Society of Robotic Surgery Meeting, Stockholm, Sweden, June 2018.

Regulatory

In preparation for the Company’s planned regulatory filings, management has initiated communications with the FDA, as well as a reputable European Notified Body. The FDA has indicated that in addition to preclinical human factors, bench, animal, and human cadaver studies, it expects that confirmatory human clinical performance testing will be necessary for demonstrating substantial equivalence. However, the FDA also indicated that preclinical evaluations using acute and chronic in vivo models and cadaver testing may be used to help establish substantial equivalence and reduce the extent of confirmatory clinical testing necessary.

Share Consolidation

On June 19, 2018, the Company consolidated its issued and outstanding Common Shares on the basis of one post-consolidation Common Share for 30 pre-consolidation Common Shares (the “Share Consolidation”). The Share Consolidation was undertaken in connection with the Company’s application for a supplemental listing (the “NASDAQ Listing”) of the Company’s securities on the NASDAQ.

NASDAQ Listing

On June 27, 2018, the Common Shares began trading on NASDAQ.

Appointment of Director

On June 28, 2018, Domenic Serafino was appointed as a director of the Company. Mr. Serafino is the Chief Executive Officer of Venus Concept Ltd.

PRICE RANGE AND TRADING VOLUME OF LISTED SECURITIES

The Common Shares are listed for trading in Canada on the TSX under the symbol “TMD”. The Common Shares are also traded on the NASDAQ in the United States under the symbol “TMDI”. In addition, the Company has four classes of warrants which were, over the last 12 months, listed on the TSX under the symbols TMD.WT.F, TMD.WT.G, TMD.WT.H and TMD.WT.I.

The Share Consolidation was effective June 19, 2018. Details regarding price and volume before this date are on a pre-Share Consolidation basis and details regarding price and volume after this date are on a post-Share Consolidation basis.

Summary of Monthly Trading – Common Shares

The following table shows the high and low trading prices and the aggregate volume of Common Shares traded on the TSX for each of the last 12 months (as reported by the TSX).

Month	High (CDN $)	Low (CDN $)	Volume
2017
June	0.37	0.125	28,819,663
July	0.15	0.125	12,452,454
August	0.15	0.125	7,259,834
September	0.36	0.14	56,349,079
October	0.63	0.27	48,535,559
November	0.68	0.395	40,486,628
December	0.42	0.34	13,106,330
2018
January	0.485	0.36	12,448,520
February	0.445	0.26	9,372,417
March	0.415	0.23	30,994,621
April	0.285	0.225	7,009,860
May	0.27	0.225	3,172,320
June 1-27	9.60	0.23	7,292,880

Summary of Monthly Trading – November 2020 Warrants

On November 16, 2015, the Company issued 7,012,195 warrants expiring November 16, 2020, each exercisable for one Common Share at an exercise price of CDN $1.60 (the “November 2020 Warrants”). The November 2020 Warrants are listed for trading on the TSX under the symbol “TMD.WT.F”. The following table shows the high and low trading prices and the volume of the November 2020 Warrants traded on the TSX for each of the last 12 months (as reported by the TSX).

Month	High (CDN $)	Low (CDN $)	Volume
2017
June	0.035	0.02	48,000
July	0.02	0.01	10,000
August	0.01	0.005	4,500
September	0.02	0.005	11,000
October	-	-	-
November	0.03	0.01	13,400
December	0.065	0.02	304,870
2018
January	0.13	0.04	490,413
February	0.13	0.055	479,000
March	0.10	0.03	331,333
April	0.07	0.02	54,300
May	0.05	0.02	15,000
June 1-27	0.05	0.015	178,350

Summary of Monthly Trading – February 2021 Warrants

Titan issued 11,670,818 warrants on February 12, 2016 and 1,746,789 warrants on February 23, 2016, each exercisable for one Common Share at an exercise price of CDN $1.00 until February 12, 2021 and February 23, 2021, respectively, (the “February 2021 Warrants”). The February 2021 Warrants are listed for trading on the TSX under the symbol “TMD.WT.G”. The following table shows the high and low trading prices and the volume of the February 2021 Warrants traded on the TSX for each of the last 12 months (as reported by the TSX).

Month	High (CDN $)	Low (CDN $)	Volume
2017
June	0.035	0.02	274,700
July	-	-	-
August	-	-	-
September	0.065	0.01	1,099,257
October	0.095	0.045	283,383
November	0.095	0.04	67,250
December	0.115	0.04	105,800
2018
January	0.18	0.04	211,400
February	0.165	0.07	393,400
March	0.165	0.07	212,222
April	0.08	0.04	173,650
May	0.05	0.045	102,500
June 1-27	0.06	0.05	84,000

Summary of Monthly Trading – March 2021 Warrants

Titan issued 15,054,940 warrants on March 31, 2016 and 2,258,241 warrants on April 14, 2016, each exercisable for one Common Share at an exercise price of CDN $1.20 per warrant until March 31, 2021 and April 14, 2016, respectively (the “March 2021 Warrants”). The March 2021 Warrants are listed for trading on the TSX under the symbol “TMD.WT.H”. The following table shows the high and low trading prices and the volume of the March 2021 Warrants traded on the TSX for each of the last 12 months (as reported by the TSX).

Month	High (CDN $)	Low (CDN $)	Volume
2017
June	0.035	0.02	111,500
July	0.015	0.015	19,000
August	-	-	-
September	0.04	0.01	262,500
October	0.05	0.015	349,307
November	0.06	0.00	114,645
December	0.095	0.05	466,109
2018
January	0.12	0.03	297,500

Month	High (CDN $)	Low (CDN $)	Volume
February	0.16	0.06	831,700
March	0.11	0.05	173,000
April	0.07	0.035	42,000
May	0.07	0.025	45,000
June 1-27	0.065	0.025	63,500

Summary of Monthly Trading – September 2021 Warrants

Titan issued 17,083,333 warrants on September 20, 2016 and 2,030,000 warrants on October 27, 2016, each exercisable for one Common Share at an exercise price of CDN $0.75 per warrant until September 20, 2021 and October 27, 2021 respectively (the “September 2021 Warrants”). The September 2021 Warrants are listed for trading on the TSX under the symbol “TMD.WT.I”. The following table shows the high and low trading prices and the volume of the September 2021 Warrants traded on the TSX for each of the last 12 months (as reported by the TSX).

Month	High (CDN $)	Low (CDN $)	Volume
2017
June	0.06	0.015	420,000
July	0.025	0.02	24,500
August	0.02	0.015	40,000
September	0.065	0.015	397,480
October	0.14	0.03	752,500
November	0.155	0.055	565,700
December	0.12	0.10	50,000
2018
January	0.48	0.11	404,200
February	0.175	0.07	113,400
March	0.195	0.10	239,900
April	0.10	0.10	500
May	0.10	0.075	13,400
June 1-27	0.10	0.07	135,100

PRIOR SALES

The following tables summarize the Common Shares or securities convertible into, or exercisable to acquire, Common Shares that have been issued by the Company during the 12 months prior to the date of this short form prospectus.

Common Shares issued:

	Price Per Common Share
Date	(CDN $)	Number of Common Shares Issued
June 29, 2017	$0.075	48,388,637(1)
July 21, 2017	$0.085	11,117,000(1)
August 24, 2017	$0.14	16,892,000(2)
October 10, 2017	$0.30	75,000(4)
October 20, 2017	$0.25	11,500,100(3)
October 31, 2017	$0.25	1,885,800(3)
September 26, 2017 – November 29, 2017	$0.20	45,619,332(5)
October 16, 2017 – November 6, 2017	$0.15	778,190(6)
October 16, 2017 – November 17, 2017	$0.15	3,182,087(7)
May 3, 2017 – November 16, 2017	$0.40	6,658,892(8)
November 16, 2017	$0.50	76,000(9)
November 17, 2017	$0.48	75,000(4)
December 5, 2017	$0.36	46,000,000(10)
January 3, 2018	$0.20	125,000(5)
January 8, 2018	$0.20	5,000(5)
January 8, 2018	$0.42	75,000(4)
January 10, 2018	$0.20	15,000(5)
January 18, 2018	$0.20	5,000(5)
February 5, 2018	$0.42	75,000(3)
February 9, 2018	$0.20	5,000(5)
February 26, 2018	$0.20	10,000(5)
March 2, 2018	$0.20	10,000(5)
March 7, 2018	$0.20	10,000(5)
March 7, 2018	$0.27	75,000(4)
March 29, 2018	$0.20	10,000(5)
April 10, 2018	$0.13	33,799,961(11)
May 10, 2018	$0.13	5,066,666(11)

Notes:

(1)	Issued pursuant to a short form prospectus of the Company dated June 26, 2017.
(2)	Issued pursuant to conversion of Longtai Medical Inc.’s US$ 2.0 million distributorship deposit (the “Distributorship Deposit”).
(3)	Issued pursuant to first and second closing of a private placement.
(4)	Issued pursuant to a consulting agreement.
(5)	Issued pursuant to the exercise of warrants originally issued June 29, 2017.
(6)	Issued pursuant to the exercise of broker warrants originally issued July 21, 2017.
(7)	Issued pursuant to the exercise of broker warrants originally issued June 29, 2017.
(8)	Issued pursuant to the exercise of warrants originally issued March 16, 2017.
(9)	Issued pursuant to the exercise of warrants originally issued March 16, 2017.
(10)	Issued pursuant to a short form prospectus of the Company dated November 30, 2017.
(11)	Issued pursuant to a short form prospectus of the Company dated April 3, 2018.

Warrants issued:

Date	Exercise Price (CDN $)	Number of Warrants Issued
June 29, 2017	$0.20	48,388,637(1)
July 21, 2017	$0.20	11,117,000(1)
August 24, 2017	$0.20	16,892,000(2)
December 5, 2017	$0.60	46,000,000(3)
April 10, 2018	$0.17	33,799,961(4)
May 10, 2018	$0.17	5,066,666(4)

Notes:

(1)	Issued pursuant to a short form prospectus of the Company dated June 26, 2017.
(2)	Issued pursuant to conversion of the Distributorship Deposit.
(3)	Issued pursuant to a short form prospectus of the Company dated November 30, 2017.
(4)	Issued pursuant to a short form prospectus of the Company dated April 3, 2018.

Stock options issued:

Date	Exercise Price (CDN $)	Number of Stock Options Granted
April 17, 2017	$0.43	1,500,000
September 7, 2017	$0.15	568,059
September 15, 2017	$0.16	91,206
October 7, 2017	$0.32	33,150
November 8, 2017	$0.48	568,493
December 4, 2017	$0.40	58,429
December 4, 2017	$0.39	200,000
January 19, 2018	$0.50	8,218,451

DESCRIPTION OF OFFERED SECURITIES

The Offering consists of a minimum of [•] Units and a maximum of [•] Units, each Unit consisting of one Offered Share and one Warrant, each Warrant entitling the holder thereof to purchase one Warrant Share at an exercise price of CDN $[•] per Warrant Share, subject to adjustment, at any time until 5:00 p.m. (Toronto time) on the date that is [•] months after the first Closing Date. The Units will immediately separate into Offered Shares and Warrants upon issuance.

Offered Shares

The authorized capital of the Company consists of an unlimited number of Common Shares.

The holders of Common Shares are entitled to receive notice of and to attend all annual and special meetings of the Company’s shareholders and to one vote in respect of each Common Share held at the record date for each such meeting. The holders of Common Shares are entitled, at the discretion of the Board of Directors, to receive out of any or all of the Company’s profits or surplus properly available for the payment of dividends, any dividend declared by the Board of Directors and payable by the Company on the Common Shares. The holders of the Common Shares will participate pro rata in any distribution of the assets of the Company upon liquidation, dissolution or winding-up or other distribution of the assets of the Company. Such participation will be subject to the rights, privileges, restrictions and conditions attached to any of the Company’s securities issued and outstanding at such time ranking in priority to the Common Shares upon the liquidation, dissolution or winding-up of the Company. Common Shares are issued only as fully paid and are non-assessable. Common Shares will only be issued through the book-based system administered by CDS in Canada and by DTC in the United States, except in limited circumstances. See “Description of Offered Securities - Book-Based System”.

As at June 18, 2018, the Company had 419,888,311 Common Shares issued and outstanding. As at June 19, 2018, after giving effect to the Share Consolidation, the Company had 13,996,277 Common Shares issued and outstanding. As at June 27, 2018 after giving effect to the Minimum Offering, the Company would have [•] Common Shares issued and outstanding. As at June 27, 2018 after giving effect to the Maximum Offering, the Company would have [•] Common Shares issued and outstanding.

Warrants

The Warrants will be governed by the terms of a warrant indenture (the “Warrant Indenture”) to be entered into between the Company and Computershare Trust Company of Canada, as warrant agent thereunder (the “Warrant Agent”). The Company will appoint the principal transfer offices of the Warrant Agent in Toronto, Ontario as the location at which Warrants may be surrendered for exercise or transfer. The following summary of certain provisions of the Warrant Indenture contains all of the material attributes and characteristics of the Warrants but does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.

Each Warrant will entitle the holder to purchase one Warrant Share at an exercise price of CDN $[•] per Warrant Share, subject to adjustment, at any time until 5:00 p.m. (Toronto time) on the Warrant Expiry Time. WARRANTS NOT EXERCISED PRIOR TO THE WARRANT EXPIRY TIME WILL BE VOID AND OF NO VALUE.

The exercise price for the Warrants will be payable in Canadian dollars.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

(i)

the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to holders of all or substantially all of the Company’s Common Shares by way of stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the Warrant Indenture, or a distribution of Common Shares upon the exercise of the Warrants or pursuant to the exercise of director, officer or employee stock options granted under the Company’s stock option plan);

(ii)	the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii)	the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(iv)

the fixing of a record date for the issue of rights, options or warrants to all or substantially all of the holders of the Common Shares under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or having an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the Common Shares on such record date; and

(v)

the issuance or distribution to all or substantially all of the holders of the securities of the Company including shares, rights, options or warrants to acquire shares of any class or securities exchangeable or convertible into any such shares or cash, property or assets and including evidences of indebtedness, or any cash, property or other assets.

The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events: (i) reclassifications of the Common Shares; (ii) consolidations, amalgamations, plans of arrangement or mergers of the Company with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Common Shares or a change or exchange of the Common Shares into other shares); or (iii) the transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another Company or other entity.

No adjustment in the exercise price or the number of Warrant Shares purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of Warrant Shares purchasable upon exercise by at least one one-hundredth of a Warrant Share. Further, no adjustment will be made for Common Shares issued: (i) upon exercise of the Warrants; (ii) pursuant to any dividend reinvestment or similar plan adopted by the Company; (iii) pursuant to stock option or purchase plans, as payment of interest on outstanding notes, in connection with strategic license agreements or other partnering arrangements; or (iv) in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity.

The Company will also covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 10 days prior to the record date or effective date, as the case may be, of such event.

If a Warrant holder is entitled to a fraction of a Warrant, the number of Warrants issued to that Warrant holder shall be rounded down to the nearest whole Warrant. No fractional Warrant Shares will be issuable upon the exercise of any Warrants; instead cash will be paid in lieu of fractional shares. Holders of Warrants will not have any voting rights or any other rights which a holder of Common Shares would have.

From time to time, the Company (when properly authorized) and the Warrant Agent, subject to the provisions of the Warrant Indenture, may amend or supplement the Warrant Indenture for certain purposes. Certain amendments or supplements to the Warrant Indenture may only be made by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either: (i) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66⅔% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on such resolution; or (ii) adopted by an instrument in writing signed by the holders of Warrants representing not less than 66⅔% of the aggregate number of all of the then outstanding Warrants.

The Company has not applied and does not intend to apply to list the Warrants on any securities exchange. There will be no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased in the Offering. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation.

Book-Based System

Registration of interests in, and transfers of, the Offered Shares and Warrants will be made only through the book-based system of CDS. Offered Shares and Warrants must be purchased and transferred only through a CDS participant. All rights of an owner of Offered Shares must be exercised through, and all payments or other property to which such owner is entitled will be made or delivered by, CDS or the CDS participant through which the owner holds such Offered Shares or Warrants. Upon purchase of any Offered Shares or Warrants, the owner will receive only the customary confirmation. References in this short form prospectus to a holder of Offered Shares or Warrants means, unless the context otherwise requires, the owner of the beneficial interest in such Offered Shares or Warrants. Physical certificates evidencing Offered Shares and Warrants will not be issued unless specifically requested or required.

The Company and the Agent will not have any liability for: (i) records maintained by CDS relating to the beneficial interests in the Offered Shares, Warrants or the book-based accounts maintained by CDS; (ii) maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or (iii) any advice or representation made or given by CDS and made or given with respect to the rules and regulations of CDS or any action taken by CDS or at the direction of the CDS participants.

The ability of a beneficial owner of Offered Shares or Warrants to pledge such Offered Shares or Warrants or otherwise take action with respect to such owner’s interest in such Offered Shares or Warrants (other than through a CDS participant) may be limited due to the lack of a physical certificate to the extent that such owner has not requested a physical certificate from the Company. The Company has the option to terminate registration of the Offered Shares and Warrants through the book-based system in which case certificates for Offered Shares or Warrants in fully registered form may be issued to beneficial owners of such Offered Shares or Warrants or to their nominees.

CAPITALIZATION

The following summarizes the changes in the Company’s capitalization as at March 31, 2018, the last day of the Company’s most recently completed fiscal period in respect of which financial statements have been filed, after giving effect to the Share Consolidation and with and without giving effect to the Offering. The following table should be read in conjunction with the Interim Financial Statements and the Interim MD&A incorporated by reference in this short form prospectus.

		Outstanding as at	Outstanding as at	Outstanding as at
		March 31, 2018	March 31, 2018 after	March 31, 2018 after
		(US $) after giving effect	giving effect to the Share	giving effect to the Share
		to the Share Consolidation	Consolidation and after	Consolidation and after
			giving effect to the	giving effect to the
	Outstanding as at		Minimum Offering	Maximum Offering
Description of	March 31, 2018
Capital	(US $)		(US $)(1)	(US $)(1)
Share Capital	$154,883,118 (381,021,684 Common Shares)	$154,883,118 (12,700,722 Common Shares)	$[•] (3) ([•] Common Shares(2))	$[•] (3) ([•] Common Shares(2))
Warrants	$13,663,582 (147,801,929 Warrants(4))	$13,663,582 (4,926,730 Warrants(4))	$[•] (3) ([•]Warrants(4))	$[•] (3) ([•] Warrants(4))
Contributed Surplus	$5,513,841	$5,513,841	$5,513,841	$5,513,841
Common Shares Underlying Stock Options	25,917,130 Common Shares	863,904 Common Shares	863,904 Common Shares	863,904 Common Shares

Notes:

(1)

Does not include the exercise of any options, warrants and broker warrants since March 31, 2018. For details of the share issuances in connection with such exercises, please see “Prior Sales” in this short form prospectus.

(2)

Assuming no exercise of the Broker Warrants to be issued in connection with the Offering. Upon the exercise of all of the Broker Warrants issuable under the Minimum Offering into Broker Warrant Shares (assuming no President’s List Subscriber participates in the Offering), there would be issued and outstanding [•] Common Shares. Upon the exercise of all of the Broker Warrants issuable under the Maximum Offering into Broker Warrant Shares (assuming no President’s List Subscriber participates in the Offering), there would be issued and outstanding [•] Common Shares.

(3)	Figures are based on the daily exchange rate as quoted by the Bank of Canada on June 27, 2018 of US $1.00 = CDN $1.3307.
(4)

Excludes broker warrants issued by the Company. As at June 27, 2018, the Company had issued and outstanding 292,199 broker warrants and it will have [•] broker warrants issued and outstanding in the event of the Minimum Offering and [•] broker warrants issued and outstanding in the event of the Maximum Offering. This assumes no President’s List Subscriber participates in the Offering and that no current holder of a broker warrant exercises any or all of such securities.

USE OF PROCEEDS

Proceeds and Funds Available

The Company intends to use the net proceeds from the Offering to continue development of the SPORT Surgical System. The Company estimates that it had working capital on hand, as at May 31, 2018, in the amount of US$26,400,000 including cash and deposits at subcontractors. The Company estimates that the costs to complete Milestones 1 and 2 in the second and third quarter of 2018 will total approximately US$20,492,000. All of these estimated capital requirements, being approximately US$20,492,000, will be satisfied using the funds raised pursuant to the Company’s offerings in December 2017 and April 2018. The net proceeds of the Minimum Offering will be used to complete Milestone 3. If the Maximum Offering is completed, the net proceeds will be used to complete Milestone 3 and advance Milestone 4.

The Company will invest the net proceeds of the Offering in short-term interest bearing investment grade securities until required for use. Any additional proceeds received from the exercise of the Company’s outstanding warrants will be used for research and development and for general corporate and working capital purposes.

The Company intends to use the net proceeds of the Offering as follows:

	Approximate Proceeds from the	Approximate Proceeds from the
	Minimum Offering(1)	Maximum Offering(1)

Milestone 3	US $[•]million (CDN $[•]million)	US $[•]million (CDN $[•] million)

Working capital	US $[•] million (CDN $[•] million)	US $[•] million (CDN $[•] million)

Total Net Proceeds	US $[•] million(2) (CDN $[•] million)	US $[•] million(3) (CDN $[•] million)

Notes:

(1)	Canadian figures are based on the daily exchange rate of US $1.00 = CDN $1.3307 on June 27, 2018.
(2)

In the event of the Minimum Offering, the Company will utilize approximately US $[•] million of cash on hand to fund development and general and administrative expenses to complete Milestone 3 in Q4 2018. Surplus cash available will be used to commence Milestone 4.

(3)

In the event of the Maximum Offering, the Company will utilize approximately US $[•] of cash on hand to fund development and general and administrative expenses to complete Milestone 3 in Q4 2018. Surplus cash available will be used to commence Milestone 4.

Please see “Summary of Description of Business – Development Objectives” for a description of the development milestones of the Company and the estimated costs associated therewith.

The Company intends to use the funds available to it as stated in this short form prospectus; however, there may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary.

Additional funding will be required, despite completion of the Offering, for the development and commercialization of the SPORT Surgical System, the estimated costs for which are discussed under “Summary of Description of Business – Development Objectives” of this short form prospectus. At March 31, 2018, the Company had US $24.8 million in cash, cash equivalents and supplier deposits and working capital of approximately US $22.1 million excluding warrant liability (which is a non-cash liability).

The Company anticipates that it will be able to continue to operate for approximately five months from the date of this short form prospectus based on its estimated cash on hand, deposits with subcontractors and short term securities and its projected expenditures. This five months estimate assumes continued work on the SPORT Surgical System by the Company’s contract manufacturer engaged by the Company at the current pace.

If the full proceeds of the Minimum Offering are received by the Company, it is expected that the Company would be able to continue to operate for approximately [•] months from the date of this short form prospectus and to complete the scheduled milestone in the fourth quarter of 2018, as set forth in the milestone table under “Summary of Description of Business – Development Objectives – Current Development Plan”. If the full proceeds of the Maximum Offering are received by the Company, it is expected that the Company would be able to continue to operate for approximately [•] months from the date of this short form prospectus and to complete the scheduled milestone in the fourth quarter of 2018, and advance the scheduled milestone in the first quarter of 2019, as set forth in the milestone table under “Summary of Description of Business – Development Objectives – Current Development Plan”. Each of these expectations of operating duration are based on the estimated amount of its cash on hand, deposits with subcontractors, short term securities, the projected proceeds from the Offering and anticipated expenditures. If significant funding is not available on a timely basis, the Company will need to reduce its development plan in order to continue as a going concern. See “Risk Factors”.

For the three months ended March 31, 2018, cash used in operating activities by the Company was US $5.6 million, and the Company had a net loss of US $0.8 million. For the three months ended March 31, 2017, cash used in operating activities by the Company was US $4.2 million and the Company had a net loss of US $5.0 million. During the five months ended May 31, 2018, cash used in operating activities by the Company is estimated at US $10,397,983 and the Company estimates a net loss of US $3,622,737. At May 31, 2018, the Company had an estimated US $28,512,801 in cash and cash deposits with suppliers and estimated working capital of approximately US $26,417,848. The Company has not generated any revenue from product sales to date and it is possible that it will never have sufficient product sales revenue to achieve profitability and positive cash flow. Management expects that the Company will continue to incur losses for at least the next several years as it pursues further development of the SPORT Surgical System, preclinical studies and preparation for regulatory submittal. To become profitable, the Company must successfully develop, manufacture, market and sell the SPORT Surgical System, as well as related consumable products and accessories. Based on the highly competitive medical device market, it is possible that the Company will never achieve significant product sales revenue. If funding is insufficient at any time in the future, the Company may not be able to develop or commercialize its products, take advantage of business opportunities or respond to competitive pressures. It is expected that some of the proceeds from the Offering will be used to fund anticipated negative cash flow from operating activities, as described above and detailed below. See “Risk Factors”.

PLAN OF DISTRIBUTION

Pursuant to the Agency Agreement to be entered into between the Company and the Agent, the Company has agreed to sell and the Agent has agreed to arrange, on a best efforts basis, for purchasers of a minimum of [•] Units and a maximum of [•] Units at a price of CDN $[•] per Unit payable in cash to the Company against delivery of the Units. The Units will immediately separate into Offered Shares and Warrants upon issuance. The Offering Price was determined by negotiation between the Company and the Agent.

The completion of the Offering may occur in one or more separate closings on one or more Closing Dates, as the Company and the Agent may agree. Provided that the Minimum Offering is subscribed for, it is expected that the first Closing Date will occur on or about July [•], 2018, or such other date as the Company and the Agent may agree.

If subscriptions for the Minimum Offering have not been received within 10 days following the date of issuance of a receipt for this short form prospectus, the Offering will not continue and the subscription proceeds will be returned to subscribers, without interest or deduction. In any event, the total period of the distribution will not end more than 30 days from the date of issuance of a receipt for this short form prospectus. Should a closing occur in respect of the Minimum Offering, one or more additional closings, if necessary, may occur until the earlier of the Maximum Offering being subscribed and the expiry of the 30-day period.

There can be no assurance that any or all of the Units being offered will be sold.

The Offering will be subject to subscriptions being received for the Minimum Offering. All funds received by the Agent will be held in trust until the Minimum Offering has been attained. All subscription funds received by the Agent will be returned, without any deductions, to investors if the Minimum Offering is not attained by the Closing Date.

The Warrants will be created and issued pursuant to the terms of the Warrant Indenture. Each Warrant will entitle the holder thereof to purchase one Warrant Share at an exercise price of CDN $[•] per Warrant Share, subject to adjustment, at any time until 5:00 p.m. (Toronto time) on the date that is [•] months after the first Closing Date, after which time the Warrants will expire and be void and of no value. The Warrant Indenture will contain provisions designed to protect the holders of Warrants against dilution upon the happening of certain events. No fractional Common Shares will be issued upon the exercise of any Warrants.

The obligations of the Agent under the Agency Agreement may be terminated by the Agent at any time in its sole discretion on the basis of its assessment of the state of the financial markets and on the occurrence of certain stated events. While the Agent has agreed to use its best efforts to sell the Units offered hereby, the Agent is not obligated to purchase Units that are not sold.

Subscriptions for the Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Pursuant to the Agency Agreement, the Company will appoint the Agent to offer the Units to the public pursuant to the securities legislation of each of the provinces of British Columbia, Alberta and Ontario. The Agent will also offer for sale the Units in the United States, by or through United States registered broker-dealers that may be appointed by the Agent as sub-agents, pursuant to the MJDS implemented by securities regulatory authorities in the United States and Canada. In addition, the Agent is entitled to offer the Units outside of Canada and the United States to non-U.S. persons provided that the Agent shall not take any action in connection with the distribution of the Units that would result in the Company being obligated to comply with the prospectus, registration, reporting or other similar requirements of the securities laws of any jurisdiction.

In consideration of such services, the Company has agreed to pay, on each Closing Date, the Agent’s Commission of 7% of the gross proceeds of the Offering (or CDN $[•] per Unit) sold by the Agent excluding the gross proceeds raised through the sale of Units to President’s List Subscribers.

The Company has also agreed to grant, on each Closing Date, a number of Broker Warrants to the Agent equal to 7% of the aggregate number of Units issued pursuant to the Offering on such Closing Date, excluding those Units issued to President’s List Subscribers. Each Broker Warrant, whether issued on the first Closing Date or a subsequent Closing Date, shall be exercisable for a period of [•] months following the first Closing Date for one Broker Warrant Share at an exercise price equal to the Offering Price. This short form prospectus qualifies the grant of the Broker Warrants.

Certificates evidencing the Offered Shares and the Warrants will not be issued unless a request for a certificate is made to the Company.

The Company intends to apply to the TSX and NASDAQ to list the Offered Shares, the Warrant Shares and the Broker Warrant Shares distributed under this short form prospectus on the TSX and NASDAQ, respectively. Listing will be subject to the Company fulfilling all of the listing requirements of the TSX and NASDAQ. The Company has not applied and does not intend to apply to list the Warrants on any securities exchange. There will be no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased in the Offering. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants and the extent of issuer regulation. See “Description of Offered Securities – Warrants”.

The Company has agreed to indemnify the Agent and its directors, officers, employees, shareholders and agents against any and all fees, costs, expenses, losses, claims, actions, damages, fines, penalties, or liabilities of any nature whatsoever, joint or several, that arise out of or are based, directly or indirectly, upon the performance of the professional services rendered to the Company by the Agent or its directors, officers, employees, shareholders or agents pursuant to the Agency Agreement. This indemnity does not apply to the extent such fees, costs, expenses, losses, claims, actions, damages, fines, penalties, or liabilities as to which indemnification is claimed arise solely out of gross negligence or wilful misconduct in the performance of such professional services.

Pursuant to policy statements of certain Canadian provincial securities commissions and similar authorities, the Agent may not, throughout the period of distribution, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions, on the conditions that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include: (a) a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities, (b) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was for the purpose of maintaining a fair and orderly market and not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, such securities, or (c) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period. Consistent with these requirements, and in connection with this distribution, the Agent may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. If these activities are commenced, they may be discontinued by the Agent at any time. The Agent may carry out these transactions on the TSX, in the over the-counter market or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under and governed by the Business Corporations Act (Ontario). A number of the directors and officers of the Company, and some of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of Offered Shares and Warrants who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Offered Shares and Warrants who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of the directors and officers of the Company and experts under U.S. federal securities laws.

The Company has been advised by its Canadian counsel, Borden Ladner Gervais LLP, that, subject to certain limitations, a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws may be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Borden Ladner Gervais LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws without further substantial connection to Canada or its residents.

Concurrently with filing its registration statement on Form F-10 of which this short form prospectus forms a part, the Company filed a Form F-X, pursuant to which the Company appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or related to or concerning the Offering.

RISK FACTORS

Investing in the Company’s securities is speculative and involves a high degree of risk. You should carefully consider the risks set out below and under the heading “Risk Factors” beginning on page 16 of the AIF, and the other documents incorporated by reference in this short form prospectus that summarize the risks that may materially affect the Company’s business before making an investment in the Company’s securities. Please see “Documents Incorporated by Reference”. If any of these risks occur, the Company’s business, results of operations or financial condition could be materially adversely affected. In that case, the trading price of the securities could decline, and you may lose all or part of your investment. The risks set out in the documents indicated above are not the only risks the Company faces. You should also refer to the other information set forth in this short form prospectus as well as those incorporated by reference herein and therein, including financial statements and the related notes.

Risk Factors Related to the Company

History of Losses

The Company has a history of losses, and there is no assurance that any of its contemplated products will generate sustainable earnings, be profitable or provide a return on investment in the future. The Company has not paid dividends in the past. Its directors will determine the future dividend policy of the Company if the Company generates earnings in the future, based on operational circumstances at that time. The Company had negative cash flow from operating activities for its fiscal year ended December 31, 2017 and this negative cash flow is expected to continue.

Profitability

There is no assurance that the Company will earn profits in the future, or that profitability will be sustained. The medical device industry requires significant financial resources, and there is no assurance that future revenues will be sufficient to generate the funds required to continue the Company’s business development and marketing activities. If the Company does not have sufficient capital to fund its operations, it may be required to reduce its research and development efforts or in the future reduce its marketing efforts or forego certain business opportunities.

Going Concern

The Company will require additional financing in order to continue its research and development program through to completion and take advantage of future opportunities. The ability of the Company to arrange such financing in the future will depend in part upon prevailing capital market conditions, as well as upon the business success of the Company. There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to the Company. If additional financing is raised by the issuance of shares or convertible securities from treasury, control of the Company may change and shareholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to take advantage of opportunities or otherwise respond to competitive pressures and the Company will need to reduce its development plan in order to continue as a going concern.

Reliance on External Suppliers and Development Firms

The Company is dependent on external suppliers and development firms to conduct its technology research and development and manufacturing of evaluation units of the SPORT Surgical System. If these external firms seek to impose conditions on their obligations to conduct their work for the Company in addition to or different from the terms set forth in their engagement agreements and the Company is unable to satisfy those conditions or they do not otherwise perform as contractually required or expected, the Company may not be able to complete the development of the SPORT Surgical System, or may be delayed in doing so, and the costs for developing the Company’s products may significantly increase beyond those forecasted. In the event that the external development firms do not resume, or they do not otherwise carry on, the development work on the SPORT Surgical System on conditions and in a manner that is agreeable to the Company, it may engage other firms to take on the development work and in that case, the estimated costs of the development milestones set forth in this short form prospectus may increase and the schedule for completion of each milestone may be delayed.

The Company relies heavily on external parties for successful execution of the SPORT Surgical System development program, but do not control many aspects of their activities. As a result, many important aspects (including costs and timing) of product development are outside the Company’s direct control.

The Company is responsible for ensuring that the SPORT Surgical System is being developed to meet the guidelines and requirements of the FDA and other regulatory authorities, applicable laws and regulations and industry standards. The Company’s reliance on third parties does not relieve it of these responsibilities.

Additionally, if the external firms conducting preclinical studies do not perform their contractual duties or obligations, do not meet expected deadlines, fail to comply with the good laboratory practice regulations, do not adhere to specified study protocols or otherwise fail to generate reliable clinical data, development, approval and commercialization of the Company’s products, may be extended, delayed or terminated or may need to be repeated, costs may significantly increase and the Company may not be able to obtain regulatory approval within the time frames forecasted, if at all.

Regulatory

In order to legally market and sell its products in the United States and Europe, the Company must successfully achieve premarket clearance from the FDA and the CE Mark from European authorities, respectively. In preliminary correspondence, based on the limited data submitted to date regarding the SPORT Surgical System, and depending on its intended indications for use, and the selected predicate device, the FDA has indicated that in addition to preclinical human factors, bench, animal, and human cadaver studies, it expects that confirmatory human clinical performance testing will be necessary for demonstrating substantial equivalence. However, the FDA also indicated that preclinical evaluations using acute and chronic in vivo models and cadaver testing may be used to help establish substantial equivalence and reduce the extent of confirmatory clinical testing necessary. Given the uncertainty of, among other things, product development timelines, regulatory requirements, the timing and number of future animal studies, human cadaver and clinical studies that may be required, and the availability of required capital to fund development and operating costs, the actual costs and timing of completion of development and commercialization of the SPORT Surgical System including the obtaining of required regulatory approvals may exceed management’s current expectations.

Trade-marks

Although the Company has registrations and pending applications for certain trade-marks, it may not own or license trade-mark registrations for the marks and names that it is currently using in connection with products under development, or for the Company’s name, in any jurisdiction including the proposed principal markets where the Company plans to market and sell the SPORT Surgical System following regulatory clearance and commercialization of its surgical system. The Company may be unable to obtain or maintain trade-mark registrations for the marks and names it uses in one or more countries. It is possible that the use of “SPORT”, “SPORT Surgical System”, “Titan”, “Titan Medical” or variations thereof may infringe or contravene the rights, including trade-mark rights, of other parties in one or more countries. In the event of actual or alleged infringement or contravention of rights, the Company may be forced to cease using these marks and names. There may be a substantial risk of litigation or other legal proceedings in one or more countries relating to the alleged infringement or contravention of another party’s trade-mark rights. These proceedings may occur even if the Company ceases using these marks and names. The Company may incur substantial costs to defend and/or enforce its rights, if any, in these marks and names in such legal proceedings. The Company may not be successful in such legal proceedings, and may be required or agree to cease using these marks and names and pay other parties significant amounts of money. The Company may incur substantial costs to change the names and marks used by it, including the names and marks used in association with its products. In any such events, the business and operations of the Company could be materially adversely affected.

Share Consolidation

Potential for Adverse Effect on the Liquidity of the Common Shares

As a result of the implementation of the Share Consolidation, if the market price of the Common Shares declines, the percentage decline may be greater than would have occurred in the absence of the Share Consolidation. The market price of the Common Shares will, however, also be based on the Company’s performance and other factors, which are unrelated to the number of Common Shares outstanding. Furthermore, the liquidity of Common Shares could be adversely affected by the reduced number of consolidated Common Shares that are currently outstanding.

There is no assurance the Company will continue to meet the listing requirements of the TSX and the NASDAQ.

The Company must meet continuing listing requirements to maintain the listing of the Common Shares on the TSX and the NASDAQ. The inability to meet the continuing listing requirements could adversely affect the Company's results of operations or financial condition.

The Company may lose its status as a foreign private issuer.

In order to maintain its status as a foreign private issuer, a majority of the Common Shares must be either directly or indirectly owned by non-residents of the U.S. unless we also satisfy one of the additional requirements necessary to preserve this status. The Company may in the future lose its foreign private issuer status if a majority of its Common Shares are held in the United States and if it fails to meet the additional requirements necessary to avoid loss of its foreign private issuer status. The regulatory and compliance costs under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer eligible to use the MJDS. If the Company is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, the Company may lose the ability to rely upon exemptions from NYSE corporate governance requirements that are available to foreign private issuers.

The Company is an “emerging growth company” and cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make it less attractive to investors.

The Company is an “emerging growth company” as defined in the JOBS Act. The Company will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we had total annual gross revenues of US$1,070,000,000 or more; (b) the last day of its fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the U.S. Securities Act, such as the Form F-10 registration statement that is being filed concurrently with this short form prospectus; (c) the date on which the Company, during the previous 3-year period, issued more than US$1,000,000,000 in non-convertible debt; or (d) the date on which the Company is deemed to be a ‘large accelerated filer.’

For so long as the Company continues to qualify as an emerging growth company, it will be exempt from the requirement to include an auditor attestation report relating to internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act in its annual reports filed under the U.S. Exchange Act, as amended, even if it does not qualify as a “smaller reporting company,” as well as certain other exemptions from various reporting requirements that are applicable to other public companies.

Risk Factors Related to the Offering and the Units

There can be no assurance that the Offering will be completed

The completion of the Offering is subject to the completion of definitive binding documentation and satisfaction of a number of conditions. There can be no certainty that the Offering will be completed.

There will be no market for the Warrants

The Company has not applied and does not intend to apply to list the Warrants on any securities exchange. There will be no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased in the Offering. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation. The Offering Price has been determined by negotiations between the Company and the Agent. The allocation of the Offering Price between the Offered Shares and the Warrants comprising the Units has been determined by the Company.

Enforcement of judgments against foreign persons may not be possible

Canadian investors should be aware that each of the Non-Resident Directors resides outside of Canada; as a result, it may not be possible for purchasers of the Units to effect service of process within Canada upon the NonResident Directors. All or a substantial portion of the assets of each of the Non-Resident Directors are likely to be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Non-Resident Directors in Canada or to enforce a judgment obtained in Canadian courts against the Non-Resident Directors outside of Canada.

The Company is subject to risks related to additional regulatory burden and controls over financial reporting

The Company is subject to the continuous and timely disclosure requirements of Canadian securities laws and the rules, regulations and policies of the TSX, the NASDAQ and the SEC. These rules, regulations and policies relate to, among other things, corporate governance, corporate controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems. The Company has made, and will continue to make, changes in these and other areas, including the Company’s internal controls over financial reporting. However, there is no assurance that these and other measures that it may take will be sufficient to allow the Company to satisfy its obligations as a public company on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies create additional costs for the Company and require the time and attention of management of the Company. The Company cannot predict the amount of the additional costs that the Company may incur, the timing of such costs or the impact that management’s attention to these matters will have on the Company’s business. In addition, the Company’s inability to maintain effective internal controls over financial reporting could increase the risk of an error in its financial statements. The Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives due to its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is therefore subject to error, improper override or improper application of the internal controls. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis, and although it is possible to incorporate safeguards into the financial reporting process to reduce this risk, they cannot be guaranteed to entirely eliminate it. If the Company fails to maintain effective internal control over financial reporting, then there is an increased risk of an error in the Company’s financial statements that could result in the Company being required to restate previously issued financial statements at a later date.

The Company is also subject to corporate governance standards that apply to us as a foreign issuer listed on the NASDAQ and registered with the SEC in the United States. Although the Company substantially complies with the NASDAQ’S corporate governance guidelines, it is exempt from certain NASDAQ requirements because the Company is subject to Canadian corporate governance requirements. The Company may from time to time seek other relief from corporate governance and exchange requirements and securities laws from the NASDAQ and other regulators.

The Company is likely a ‘‘passive foreign investment company’’, which may have adverse U.S. federal income tax consequences for U.S. investors.

Potential investors in the Units who are U.S. taxpayers should be aware that the Company believes it was classified as a ‘‘passive foreign investment company’’ or ‘‘PFIC’’ during the tax year ended December 31, 2017, and based on current business plans and financial expectations, the Company expects that it may be a PFIC for the current tax year and future tax years. If the Company is a PFIC for any year during a U.S. taxpayer’s holding period of Common Shares, Warrants or Warrant Shares, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the Common Shares, Warrants or Warrant Shares or any so-called ‘‘excess distribution’’ received on its Common Shares and Warrant Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective QEF Election or a Mark-to-Market Election. Subject to certain limitations, such elections may be made with respect to the Common Shares and Warrant Shares. A U.S. taxpayer may not make a QEF Election or Mark-to-Market Election with respect to the Warrants. A U.S. taxpayer who makes a timely and effective QEF Election generally must report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. However, U.S. taxpayers should be aware that there can be no assurance that the Company will satisfy the record keeping requirements that apply to a qualified electing fund, or that the Company will supply U.S. taxpayers with information that such U.S. taxpayers require to report under the QEF Election rules, in the event that the Company is a PFIC and a U.S. taxpayer wishes to make a QEF Election. Thus, U.S. taxpayers may not be able to make a QEF Election with respect to their Common Shares. A U.S. taxpayer who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the Common Shares or Warrant Shares over the taxpayer’s basis therein. This paragraph is qualified in its entirety by the discussion below under the heading ‘‘Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.’’ Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the Common Shares, Warrants and the Warrant Shares.

ELIGIBILITY FOR INVESTMENT

In the opinion of Borden Ladner Gervais LLP, counsel for the Company, and Baker & McKenzie LLP, counsel to the Agent, based on the provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”) in force as of the date hereof,

•

the Offered Shares and Warrant Shares will, on the date of issue, be qualified investments for trusts governed by registered retirement savings plans (each a “RRSP”), registered education savings plans (each a “RESP”), registered retirement income funds (each a “RRIF”), registered disability savings plans (each a “RDSP”), deferred profit sharing plans and tax-free savings accounts (each a “TFSA”), all within the meaning of the Tax Act (collectively, “Plans”) provided that the Offered Shares and Warrant Shares are listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX); and

•

the Warrants will, on the date of issue, be qualified investments for Plans provided that either (i) the Warrants are listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX), or (ii) the Warrant Shares are listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX) and the Company is not, and deals at arm’s length with each person who is, an annuitant, a beneficiary, an employer or a subscriber under or a holder of such Plan.

Notwithstanding the foregoing, if the Offered Shares, Warrant Shares or Warrants held by a TFSA, RRSP, RRIF, RDSP or RESP are “prohibited investments” for purposes of the Tax Act, the holder of the TFSA or RDSP, the annuitant of the RRSP or RRIF or the subscriber of the RESP will be subject to a penalty tax as set out in the Tax Act. The Offered Shares, Warrant Shares and Warrants will be a “prohibited investment” if the holder of a TFSA or RDSP, the annuitant of a RRSP or RRIF or the subscriber of the RESP, as the case may be: (i) does not deal at arm’s length with the Company for purposes of the Tax Act; or (ii) has a “significant interest” (within the meaning of the Tax Act) in the Company. In addition, the Offered Shares, Warrant Shares and Warrants will not be a “prohibited investment” if the Offered Shares, Warrant Shares and Warrants are “excluded property”, as defined in the Tax Act, for a TFSA, RRSP, RRIF, RDSP or RESP. Holders who intend to hold Offered Shares, Warrant Shares or Warrants in a TFSA, RRSP, RRIF, RDSP or RESP should consult their own tax advisors in this regard.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Borden Ladner Gervais LLP, counsel to the Company, and Baker & McKenzie LLP, counsel to the Agent, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Tax Act and Regulations thereunder to the acquisition, holding and disposition of Offered Shares, Warrant Shares or Warrants by a holder (“Holder” and collectively, the “Holders”) who acquires Units pursuant to this short form prospectus. For the purposes of this summary, the term “Common Shares” shall also include the Offered Shares and any Warrant Shares acquired upon the exercise of the Warrants, unless the context otherwise requires. This summary is applicable to a Holder who, for the purposes of the Tax Act and at all relevant times, deals at arm’s length with, and is not affiliated with the Company and holds Common Shares and Warrants as capital property. Generally, the Common Shares or Warrants will be considered to be capital property to a Holder provided that the Holder does not hold such Common Shares or Warrants in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) that is a “financial institution” for purposes of the “mark-to-market” rules in the Tax Act; (ii) that is a “specified financial institution” within the meaning of the Tax Act; (iii) that reports its “Canadian tax results” within the meaning of the Tax Act in a currency other than Canadian currency; (iv) an interest in which is, a “tax shelter investment” within the meaning of the Tax Act; (v) that has entered or will enter into a “derivative forward agreement” or “synthetic disposition agreement”, each within the meaning of the Tax Act, in respect of Common Shares and/or Warrants; or (vi) that receives dividends on Common Shares under or as part of a “dividend rental arrangement” within the meaning of the Tax Act.

This summary is based upon the current provisions of the Tax Act and the Regulations thereunder in force as of the date hereof, all specific proposals to amend the Tax Act and Regulations thereunder (the “Tax Proposals”) which have been announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) which have been made publicly available prior to the date hereof. This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Common Shares or Warrants. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any investor. Investors should consult their own tax advisors for advice with respect to the tax consequences of an investment in Common Shares and Warrants, based on their particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares and Warrants (including dividends, adjusted cost base and proceeds of disposition) must generally be expressed in Canadian Dollars. Amounts denominated in any other currency must be converted into Canadian Dollars generally based on the exchange rate quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Acquisition of Common Shares and Warrants

A reasonable allocation of the Offering Price between the Offered Share and the Warrant that comprise each Unit will be required to determine the cost of each to the Holder for purposes of the Tax Act. The Company has advised its counsel that, of the CDN $[•] Offering Price, the Company intends to allocate CDN $[•] to the Offered Share and CDN $[•] to the Warrant. Although the Company believes that such allocation is reasonable, it is not binding on the CRA or any Holder and the CRA may not agree with such allocation. Counsel expresses no opinion with respect to such allocation.

When Common Shares (including an Offered Share) or Warrants are acquired by a Holder who already owns Common Shares or Warrants, the cost of newly acquired Common Shares or Warrants will be averaged with the adjusted cost base of all Common Shares or Warrants, respectively, owned by the Holder as capital property before that time for the purpose of determining the Holder’s adjusted cost base of all Common Shares and Warrants, as the case may be, held by such person.

Exercise of Warrants

The exercise of a Warrant to acquire a Warrant Share will be deemed not to constitute a disposition of property for purposes of the Tax Act and consequently no gain or loss will be realized by a Holder upon such an exercise. When a Warrant is exercised, the Holder’s cost of the Warrant Share acquired thereby will be equal to the aggregate of the Holder’s adjusted cost base of such Warrant and the exercise price paid for the Warrant Share. The Holder’s adjusted cost base of the Warrant Share so acquired will be determined by averaging such cost with the adjusted cost base to the Holder of all other Common Shares owned by the Holder and held as capital property immediately prior to such acquisition.

Holders Resident in Canada

The following section of this summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable tax treaty or convention, is or is deemed to be resident of Canada at all relevant times (a “Resident Holder”). Certain Resident Holders who might not otherwise be considered to hold Common Shares as capital property may, in certain circumstances, be entitled to have such Common Shares (but, for avoidance of doubt, not Warrants) and all other “Canadian securities” as defined in the Tax Act owned by them in the year in which the election is made and all subsequent taxation years treated as capital property by making an irrevocable election under subsection 39(4) of the Tax Act. Resident Holders contemplating such an election should consult their own advisors.

Expiry of Warrants

In the event of the expiry of an unexercised Warrant, the Resident Holder will realize a capital loss equal to the Resident Holder’s adjusted cost base of such Warrant. The tax treatment of capital gains and losses is discussed in greater detail below under the subheading “Capital Gains and Losses”.

Dividends

Dividends received or deemed to be received on the Common Shares will be included in computing the Resident Holder’s income. In the case of a Resident Holder that is an individual (other than certain trusts) such dividends will be subject to the gross-up and dividend tax credit rules applicable in respect of taxable dividends received from “taxable Canadian corporations” (as defined in the Tax Act). An enhanced dividend tax credit will generally be available to a Resident Holder that is an individual in respect of dividends designated by the Company as “eligible dividends”. There may be limitations on the ability of the Company to designate dividends as “eligible dividends”. Resident Holders who are individuals (other than certain trusts) may be subject to alternative minimum tax in respect of taxable dividends.

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividends that is included in its income for a taxation year received or deemed to be received on the Common Shares will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

Resident Holders that are “private corporations” (as defined in the Tax Act) or “subject corporations” (as defined in the Tax Act) may be subject to a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Common Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year. This refundable tax generally will be refunded to a Resident Holder that is a corporation when sufficient taxable dividends are paid to its shareholders while it is a private corporation or subject corporation.

Disposition of Common Shares and Warrants

A disposition or deemed disposition by a Resident Holder of Common Shares (other than on a purchase for cancellation by the Company) or Warrants (which, as discussed above, does not include an exercise of Warrants to acquire such Warrant Shares) will generally give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of reasonable costs of disposition, are greater (or less) than such Resident Holder’s adjusted cost base of such Common Shares or Warrants, as the case may be, immediately before the disposition or deemed disposition.

The tax treatment of capital gains and losses is discussed in greater detail below under the subheading “Capital Gains and Losses”.

Capital Gains and Losses

Generally, one-half of any capital gain will be included in the Resident Holder’s income as a taxable capital gain and one-half of any capital loss must normally be deducted as an allowable capital loss against taxable capital gains realized in the taxation year of disposition or deemed disposition to the extent and under the circumstances described in the Tax Act. Any unused allowable capital losses may be applied to reduce net taxable capital gains realized in the three preceding taxation years or any subsequent taxation year to the extent and in the circumstances prescribed in the Tax Act.

If the Resident Holder is a corporation, any capital loss arising on the disposition or deemed disposition of a Common Share may, in certain circumstances be reduced by the amount of any dividends previously received or deemed to have been previously received on the Common Share. Similar rules may apply to reduce any capital loss in respect of the disposition or deemed disposition of Common Shares held by a trust or partnership of which a corporation, partnership or trust is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be required to pay an additional refundable tax on certain investment income, including taxable capital gains. Resident Holders who are individuals (other than certain trusts) may be subject to alternative minimum tax in respect of capital gains.

Resident Holders should consult and rely on their own tax advisors with respect to the application of these additional taxes based on their own particular circumstances.

Holders Not Resident in Canada

The following section of this summary is generally applicable to Holders who for the purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times (i) have not been and will not be deemed to be resident in Canada at any time while they hold the Common Shares or Warrants; and (ii) do not use or hold the Common Shares or Warrants in carrying on a business in Canada (“Non-Resident Holders”).

Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company will be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend unless such rate is reduced by the terms of an applicable tax treaty. Under the Canada-United States Tax Convention (1980), as amended (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the Treaty and fully entitled to benefits under the Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Company’s voting shares).

Dispositions of Common Shares and Warrants

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Common Share or a Warrant, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Share or Warrant constitutes “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

Provided the Common Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which includes the TSX and NASDAQ), at the time of disposition, the Common Shares and Warrants generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60 month period immediately preceding the disposition the following two conditions are met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, partnerships in which the Non-Resident Holder or such non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships), or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Common Shares of the Company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or an option, an interest or right in such property, whether or not such property exists. Notwithstanding the foregoing, a Common Share or Warrant may otherwise be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act in certain circumstances. A Non-Resident Holder’s capital gain (or capital loss) in respect of a disposition of Common Shares or Warrants that constitute or are deemed to constitute taxable Canadian property to a Non-Resident Holder (and are not “treaty-protected property” as defined in the Tax Act) will generally be computed in the manner described above under the subheading “Holders Resident in Canada — Disposition of Common Shares and Warrants”. Non-Resident Holders whose Common Shares or Warrants are taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Units acquired pursuant to this short form prospectus, the acquisition, ownership, and disposition of Common Shares acquired as part of the Units, the exercise, disposition, and lapse of Warrants acquired as part of the Units, and the acquisition, ownership, and disposition of Warrant Shares received upon exercise of the Warrants.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of Units pursuant to this Offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Units, Common Shares, Warrants and Warrant Shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Units, Common Shares, Warrants, and Warrant Shares.

No opinion from legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS and U.S. court decisions, that are in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Units, Common Shares, Warrants or Warrant Shares acquired pursuant to this U.S. Placement Memorandum that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are brokers or dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Units, Common Shares, Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired Units, Common Shares, Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Units, Common Shares, Warrants or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); (i) are required to accelerate the recognition of any item of gross income with respect to Common Shares, Warrants or Warrant Shares as a result of such income being recognized on an applicable financial statement; or (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the Company’s outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S., or (b) subject to taxing jurisdictions other than, or in addition to, the United States. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Units, Common Shares, Warrants or Warrant Shares.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Units, Common Shares, Warrants or Warrant Shares, the U.S. federal income tax consequences to such entity or arrangement and the owners of such entity or arrangement generally will depend on the activities of such entity or arrangement and the status of such owners. This summary does not address the tax consequences to any such entity or arrangement or owner. Owners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Units, Common Shares, Warrants and Warrant Shares.

U.S. Federal Income Tax Consequences of the Acquisition of Units

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a Unit will be treated as the acquisition of one Common Share and one Warrant. The purchase price for each Unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and Warrant that comprise each Unit.

For this purpose, the Company will allocate Cdn$[•] of the purchase price for the Unit to the Common Share and Cdn$[•] of the purchase price for each Unit to the Warrant. However, the IRS will not be bound by such allocation of the purchase price for the Units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the Units.

Passive Foreign Investment Company Rules

If the Company is considered a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, the following sections will generally describe the potentially adverse U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Units, Common Shares, Warrants or Warrant Shares.

The Company believes that it was classified as a PFIC for the tax year ended December 31, 2017, and based on current business plans and financial expectations, the Company expects that it may be a PFIC for the tax year ended December 31, 2018 and may be a PFIC in future tax years. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, the Company’s PFIC status for the current year and future years cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any PFIC determination made by the Company (or by one of the Company’s subsidiaries). Each U.S. Holder should consult its own tax advisor regarding the Company’s status as a PFIC and the PFIC status of each non-U.S. subsidiary of the Company.

In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

The Company generally will be a PFIC for any tax year in which (a) 75% or more of the gross income of the Company for such tax year is passive income (the “PFIC income test”) or (b) 50% or more of the value of the assets of the Company either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any of the Company’s subsidiaries which is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax under the “Default PFIC Rules Under Section 1291 of the Code” discussed below on their proportionate share of any (i) distribution on the shares of a Subsidiary PFIC and (ii) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of Units, Common Shares, Warrants or Warrant Shares are made. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Units, Common Shares, Warrants or Warrant Shares.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the purchase of Units and the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares will depend on whether such U.S. Holder makes a “qualified electing fund” or “QEF” election (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Common Shares or Warrant Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a “Non-Electing U.S. Holder”) will be taxable as described below.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares, Warrants and Warrant Shares and (b) any excess distribution received on the Common Shares and Warrant Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares and Warrant Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, Warrants and Warrant Shares of a PFIC (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution received on such Common Shares and Warrant Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Common Shares or Warrant Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates, as discussed below). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, Warrant Shares or Warrants, it will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether it ceases to be a PFIC in one or more subsequent tax years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Common Shares and Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code as discussed above) as if such Common Shares and Warrant Shares were sold on the last day of the last tax year for which the Company was a PFIC. No such election, however, may be made with respect to the Warrants.

Under proposed Treasury Regulations, if a U.S. holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, the holding period for the Warrant Shares will begin on the date a U.S. Holder acquires the Units. This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the Warrant Shares. Thus, a U.S. Holder will have to account for Warrant Shares and Common Shares under the PFIC rules and the applicable elections differently.

QEF Election

A U.S. Holder that makes a QEF Election for the first tax year in which its holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the Company’s net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the Company’s ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. holder has an option, warrant or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. However, a U.S. Holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, under the proposed Treasury Regulations, if a U.S. Holder of Common Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold for fair market value on the date such U.S. Holder acquired them by exercising the corresponding Warrant. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the Units, Common Shares, Warrants, and Warrant Shares.

U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with a PFIC Annual Information Statement or other information that such U.S. Holders are required to report under the QEF rules, in the event that the Company is a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to their Common Shares or, assuming the election to recognize gain upon exercise described above is made, Warrant Shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if the Company does not provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to Common Shares and Warrant Shares only if the Common Shares and Warrant Shares are marketable stock. The Common Shares and Warrant Shares generally will be “marketable stock” if the Common Shares and Warrant Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the U.S. Exchange Act or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be considered “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the Common Shares and Warrant Shares are “regularly traded” as described in the preceding sentence, the Common Shares and Warrant Shares are expected to be marketable stock. The Company believes that its Common Shares were “regularly traded” in the fourth calendar quarter of 2017 and expects that the Common Shares should be “regularly traded” in the first calendar quarter of 2018. However, there can be no assurance that the Common Shares will be “regularly traded” in subsequent calendar quarters. U.S. Holders should consult their own tax advisors regarding the marketable stock rules.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Common Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for the Common Shares will also apply to such U.S. Holder’s Warrant Shares. As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. Because, under the proposed Treasury Regulations, a U.S. Holder’s holding period for Warrant Shares includes the period during which such U.S. Holder held the Warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired its Units. Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares and any Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in the Common Shares and any Warrant Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares and any Warrant Shares, over (ii) the fair market value of such Common Shares and any Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Common Shares and Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares and Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares and Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares and Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares and Warrant Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares, Warrants, or Warrant Shares are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares, Warrants or Warrant Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares, Warrants or Warrant Shares.

In addition, a U.S. Holder who acquires Common Shares, Warrants or Warrant Shares from a decedent will not receive a “step up” in tax basis of such Common Shares, Warrants or Warrant Shares to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules (including the applicability and advisability of a QEF Election and Mark-to-Market Election) and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

The following discussion describes the general rules applicable to the ownership and disposition of the Warrants but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules.”

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. If, as anticipated, the Company is a PFIC, a U.S. Holder’s holding period for the Warrant Share will begin on the date on which such U.S. Holder acquired its Units.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. Subject to the PFIC rules discussed above, any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Warrants Without Exercise

Upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or the Company’s assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. (See more detailed discussion of the rules applicable to distributions made by the Company at “Distributions on Common Shares and Warrant Shares” below).

General Rules Applicable to U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares and Warrant Shares

The following discussion describes the general rules applicable to the ownership and disposition of the Common Shares and Warrant Shares but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares and Warrant Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share or Warrant Share (as well as any constructive distribution on a Warrant as described above) will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the Company’s current and accumulated “earnings and profits”, as computed under U.S. federal income tax principles. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares or Warrant Shares and thereafter as gain from the sale or exchange of such Common Shares or Warrant Shares (see “Sale or Other Taxable Disposition of Common Shares and/or Warrant Shares” below). However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may be required to assume that any distribution by the Company with respect to the Common Shares or Warrant Shares will constitute ordinary dividend income. Dividends received on Common Shares or Warrant Shares generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided the Company is eligible for the benefits of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, or the Common Shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares and/or Warrant Shares

Upon the sale or other taxable disposition of Common Shares or Warrant Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such Common Shares or Warrant Shares sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the Common Shares or Warrant Shares have been held for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of Common Shares, Warrants or Warrant Shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares or Warrant Shares (or with respect to any constructive dividend on the Warrants) generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation (including constructive dividends) should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares, Warrant Shares or Warrants that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Common Shares and Warrant Shares and net gains from the disposition of the Common Shares, Warrants and Warrant Shares. Further, excess distributions treated as dividends, gains treated as excess distributions, and mark-to-market inclusions and deductions under the PFIC rules discussed above are all included in the calculation of net investment income.

Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of Common Shares or Warrant Shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in the Common Shares or Warrant Shares by excluding QEF basis adjustments.

Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in PFIC for which a QEF Election has been made and which is held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or such trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Common Shares, Warrants and Warrant Shares and the advisability of making this election.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax laws certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Holders may be subject to these reporting requirements unless their Common Shares, Warrants, and Warrant Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the Common Shares, Warrants and Warrant Shares generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES, WARRANTS AND WARRANT SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares in Canada is Computershare Investor Services Inc., at its principal office in Toronto, Ontario, Canada. The transfer agent and registrar for the Common Shares in the United States is Computershare Trust Company, N.A., at its principal office in Louisville, Kentucky.

EXPERTS

The Company’s financial statements as at December 31, 2017 incorporated by reference in this short form prospectus have been audited by BDO Canada LLP, independent auditors, as set forth in their report incorporated by reference in this short form prospectus. BDO Canada LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of Ontario.

LEGAL MATTERS

Certain legal matters relating to the Offering and the validity of the securities offered by this short form prospectus are being passed upon for us by Borden Ladner Gervais LLP, Toronto, Ontario, the Company’s Canadian counsel, and Dorsey & Whitney LLP, the Company’s U.S. counsel, and on behalf of the Agent by Baker & McKenzie LLP.

As of the date hereof, the “designated professionals” (as such term is defined in Form 51-102F2 – Annual Information Form) of each of Borden Ladner Gervais LLP and Baker & McKenzie LLP, respectively, beneficially owned, directly or indirectly, less than 1% of the Company’s issued and outstanding securities.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "individual"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions in (i) and (ii) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that, Subject to the Business Corporations Act (Ontario), the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the individual's conduct was lawful.

The Registrant maintains directors' and officers' liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the bylaws of the Registrant and the Business Corporations Act (Ontario).

* * *

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

II – 1

The exhibits listed in the exhibit index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

II – 2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process is being filed concurrently herewith.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

III – 1

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Agency Agreement.

4.1

Annual information form of the Registrant dated March 31, 2018 for the fiscal year ended December 31, 2017 (incorporated by reference from Exhibit No. 99.3 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018)

4.2

Audited consolidated financial statements of the Registrant, as at and for the years ended December 31, 2017 and 2016, together with the notes thereto and the independent auditors' report thereon (incorporated by reference from Exhibit No. 99.1 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018).

4.3

Management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2017 (incorporated by reference from Exhibit No. 99.2 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018).

4.4

Unaudited condensed interim financial statements of the Registrant as at, and for the three months ended March 31, 2018, consisting of the unaudited condensed interim balance sheet of the Registrant as at March 31, 2018 and the unaudited condensed interim statement of shareholders’ equity and deficit, net and comprehensive loss and cash flows for the three months ended March 31, 2018 and 2017, together with the notes thereto (incorporated by reference from Exhibit No. 99.120 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018).

4.5

Management's discussion and analysis of financial condition and results of operations for the three months ended March 31, 2018 (incorporated by reference from Exhibit No. 99.121 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018).

4.6

Management information circular of the Registrant dated May 11, 2018 relating to the Registrant’s annual and special meeting of shareholders on June 14, 2018 (incorporated by reference from Exhibit 99.125 to the Registrant’s Form 40-F, filed with the Commission on June 11, 2018).

4.9

Material change report of the Registrant dated April 2, 2018 in respect of the filing of a preliminary short form prospectus and the announcement of pricing details for a previous public offering (incorporated by reference from Exhibit No. 99.109 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018).

4.10

Material change report of the Registrant dated April 10, 2018 in respect of the filing of a final short form prospectus and the closing of a previous public offering (incorporated by reference from Exhibit No. 99.116 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018).

4.11

Material change report of the Registrant dated May 22, 2018 in respect of the closing of the over- allotment option on a previous public offering (incorporated by reference from Exhibit No. 99.127 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018).

4.12

Material change report of the Registrant dated June 5, 2018 in respect of the NASDAQ Listing (incorporated by reference from Exhibit No. 99.130 to the Registrant's Form 40-F, filed with the Commission on June 11, 2018).

5.1	Consent of BDO Canada LLP.

5.2*	Consent of Borden Ladner Gervais LLP

5.3*	Consent of Baker & McKenzie LLP

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

*To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada on the 28th of June, 2018.

TITAN MEDICAL INC.

By:	/s/ Stephen Randall
	Name:	Stephen Randall
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Randall and David NcNally or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ David McNally	President, Chief Executive Officer (Principal	June 28, 2018
David McNally	Executive Officer) and Director

/s/ Stephen Randall	Chief Financial Officer (Principal Financial	June 28, 2018
Stephen Randall	and Accounting Officer) and Director

/s/ John E. Barker	Director and Chairman	June 28, 2018
John E. Barker
June 28, 2018

/s/ John E. Schellhorn	Director
John E. Schellhorn

/s/ Bruce G. Wolff	Director	June 28, 2018
Bruce G. Wolff

/s/ Domenic Serafino	Director	June 28, 2018
Domenic Serafino

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on the 28th of June, 2018.

/s/ David McNally
Name: David McNally
Title: Chief Executive Officer